                                                                   EXHIBIT T3E-1

                         UNITED STATES BANKRUPTCY COURT
                          WESTERN DISTRICT OF VIRGINIA

                                ROANOKE DIVISION

In re:                                  )         Chapter 11
                                        )
RBX Corporation, et al.,(1)             )         Case No. 7-01-00436 WSR
                                        )
                  Debtors.              )         Jointly Administered
                                        )


 DISCLOSURE STATEMENT IN SUPPORT OF SECOND AMENDED JOINT PLAN OF REORGANIZATION
                    OF RBX GROUP, INC. AND ITS SUBSIDIARIES



PACHULSKI, STANG,  ZIEHL, YOUNG & JONES P.C.
Laura Davis Jones
Debra Grassgreen
Jonathan J. Kim
919 North Market Street, 16th Floor
Wilmington, Delaware  19899-8705
Telephone: (302) 652-4100
Facsimile: (302) 652-4400


      -and-


HUNTON & WILLIAMS
Benjamin C. Ackerly (Bar No. 9120)
Robert S. Westermann (Bar No. 43294)
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA  23219
Telephone: (804) 788-8200
Facsimile: (804) 788-8218



Counsel for Debtors and Debtors in Possession

----------

(1) The Debtors are the following entities: RBX Corporation, RBX Group, Inc., Rubatex Corporation, Waltex Corporation, Groendyk Manufacturing Company, Inc., UPR Disposition, Inc., Universal Rubber Company, OleTex, Inc., Midwest Rubber Custom Mixing Corp., and Hoover-Hanes Rubber Custom Mixing Corp.

                                       I.
                            INTRODUCTION AND OVERVIEW


A. INTRODUCTION

        On December 5, 2000, Franklin Income Series Fund, Franklin Valuemark Income Series Fund and Foothill Partners III, L.P. (the "Petitioning Creditors") filed an involuntary bankruptcy petition against RBX Corporation ("RBX Corp.") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the District of Delaware (the "Delaware Court"). On December 7, 2000, RBX Corp. filed its Answer to Involuntary Petition and Consent to Entry of Order for Relief, and on December 8, 2000, an order for relief under chapter 11 was entered against RBX Corp. Also, on December 7, 2000, RBX Group, Inc. ("RBX Group" or "Parent"), Rubatex Corporation ("Rubatex"), Waltex Corporation ("Waltex"), Groendyk Manufacturing Company, Inc. ("Groendyk"), UPR Disposition, Inc. ("UPR"), Universal Rubber Company ("Universal"), OleTex, Inc. ("OleTex"), Midwest Rubber Custom Mixing Corp. ("Midwest"), and Hoover-Hanes Rubber Custom Mixing Corp. ("Hoover" and together with the foregoing debtor entities, including RBX Corp., the "Debtors") each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

        By order entered February 2, 2001, the Delaware Court transferred the venue of these chapter 11 cases to the United States Bankruptcy Court for the Western District of Virginia, Roanoke Division (the "Bankruptcy Court"). The Debtors' cases are being jointly administered and are pending before the Honorable William F. Stone, Jr.

        This Disclosure Statement contains information regarding the Joint Plan of Reorganization (as amended, the "Plan") proposed by the Debtors (collectively, the "Plan Proponent") pursuant to Section 1125 of the Bankruptcy Code. A copy of the Plan is attached hereto as Exhibit 1. The Plan represents a negotiated restructuring with, and is supported by, the Informal Noteholders Committee, composed of certain holders of the 12% Notes, and the Official Committee of Unsecured Creditors appointed in these Cases, which represents the collective interest of general unsecured creditors. The Disclosure Statement is being distributed to you for the purpose of enabling you to make an informed judgment about the Plan. All capitalized terms used in the Disclosure Statement and not otherwise defined shall have the meanings ascribed to them in the Plan.

        The Disclosure Statement describes the Plan and contains information concerning, among other matters: (1) the history, business, results of operations, management, properties and liabilities of and pending litigation of and against Debtors, and (2) the assets available for distribution under the Plan. Debtors strongly urge you to review carefully the contents of this Disclosure Statement and the Plan (including the exhibits to each) before making a decision to accept or reject the Plan. Particular attention should be paid to the provisions affecting or impairing your rights as a Creditor.

        On May 11, 2001, the Bankruptcy Court approved this Disclosure Statement as containing sufficient information to enable a hypothetical reasonable investor, typical of Holders of Claims or Interests receiving this Disclosure Statement, to make an informed judgment about the Plan. Under Section 1125 of the Bankruptcy Code, this approval enabled Debtors to send you this Disclosure Statement and solicit your acceptance of the Plan. The Bankruptcy Court has not, however, passed on the merits of the Plan itself, nor conducted a detailed investigation into the contents of this Disclosure Statement.

        Your vote on the Plan is important. Nonacceptance of the Plan may result in protracted delays, a chapter 7 liquidation, or to the confirmation of another plan. These alternatives may not provide for distribution of as much value to Holders of Allowed Claims as does the Plan. Accordingly, the Debtors urge you to accept the Plan by completing and returning the enclosed ballot(s) so that all appropriate ballots are received by the Voting Tabulator no later than June 28, 2001.

B. DISCLAIMERS

        THIS DISCLOSURE STATEMENT CONTAINS INFORMATION WHICH MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS' PROPOSED PLAN. PLEASE READ THIS DOCUMENT WITH CARE. THE PURPOSE OF

THE DISCLOSURE STATEMENT IS TO PROVIDE "ADEQUATE INFORMATION" OF A KIND, AND IN SUFFICIENT DETAIL, AS FAR AS IS REASONABLY PRACTICABLE IN LIGHT OF THE NATURE AND HISTORY OF THE DEBTORS AND THE CONDITION OF DEBTORS' BOOKS AND RECORDS, THAT WOULD ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS OR INTERESTS OF THE RELEVANT CLASS TO MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN. See 11 U.S.C. Section 1125(a).

        FOR THE CONVENIENCE OF CREDITORS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ANY SUMMARY. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

        NO REPRESENTATIONS CONCERNING THE DEBTORS' FINANCIAL CONDITION OR ANY ASPECT OF THE PLAN ARE AUTHORIZED BY DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE WHICH ARE OTHER THAN AS CONTAINED IN OR INCLUDED WITH THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION.

        THE FINANCIAL INFORMATION CONTAINED HEREIN, UNLESS OTHERWISE INDICATED, IS UNAUDITED. IN ADDITION, BECAUSE OF DEBTORS' FINANCIAL DIFFICULTIES, AS WELL AS THE COMPLEXITY OF DEBTORS' FINANCIAL MATTERS, THE BOOKS AND RECORDS OF DEBTORS, UPON WHICH THIS DISCLOSURE STATEMENT IS BASED IN PART, MAY BE INCOMPLETE OR INACCURATE. HOWEVER, GREAT EFFORT HAS BEEN MADE TO ENSURE THAT ALL SUCH INFORMATION IS FAIRLY PRESENTED. WITH RESPECT TO THE FINANCIAL PROJECTIONS, THESE SIMPLY REPRESENT THE DEBTORS' BEST

ESTIMATE OF REORGANIZED RBX'S PERFORMANCE UNDER THE PLAN. HOWEVER, THERE ARE UNCERTAINTIES ASSOCIATED WITH ANY PROJECTIONS AND THEY SHOULD NOT BE CONSIDERED WARRANTIES OR GUARANTEES OF THE REORGANIZED DEBTORS' PERFORMANCE HEREUNDER.

        PACHULSKI, STANG, ZIEHL, YOUNG & JONES, A PROFESSIONAL CORPORATION ("PSZY&J"), COMMENCED REPRESENTING THE DEBTORS AND DEBTORS IN POSSESSION IN OR ABOUT APRIL, 2000 AS GENERAL INSOLVENCY CO-COUNSEL. ALL COUNSEL TO DEBTORS HAVE RELIED UPON INFORMATION PROVIDED BY THE DEBTORS IN CONNECTION WITH PREPARATION OF THIS DISCLOSURE STATEMENT. ALTHOUGH COUNSEL FOR THE DEBTORS HAVE PERFORMED CERTAIN LIMITED DUE DILIGENCE IN CONNECTION WITH THE PREPARATION OF THIS DISCLOSURE STATEMENT, COUNSEL HAVE NOT INDEPENDENTLY VERIFIED ALL OF THE INFORMATION CONTAINED HEREIN.

        ALTHOUGH A COPY OF THE DISCLOSURE STATEMENT HAS BEEN SERVED ON THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AND THE SEC HAS BEEN GIVEN AN OPPORTUNITY TO OBJECT TO THE ADEQUACY OF THE DISCLOSURE STATEMENT, THIS DISCLOSURE STATEMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. NEITHER THE SEC NOR ANY STATE REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT, THE EXHIBITS HERETO OR THE STATEMENTS CONTAINED HEREIN.

        THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH CREDITOR OR INTEREST HOLDER SHOULD CONSULT HIS OR HER OWN LEGAL COUNSEL AND ACCOUNTANT AS TO LEGAL, TAX AND OTHER MATTERS CONCERNING HIS, HER OR ITS CLAIM OR INTEREST.

C. AN OVERVIEW OF THE CHAPTER 11 PROCESS

        Chapter 11 of the Bankruptcy Code contains numerous provisions, the general effect of which is to provide debtors with "breathing space" within which to propose a restructuring of their obligations to third parties. The filing of a chapter 11 bankruptcy petition creates a bankruptcy "estate" comprising all of the property interests of the debtor. Unless a trustee is appointed by the Bankruptcy Court for cause (no trustee has been appointed in these Cases), a debtor remains in possession and control of all its assets as a "debtor in possession". The debtor may continue to operate its business in the ordinary course on a day-to-day basis without Bankruptcy Court approval. Bankruptcy Court approval is only required for various enumerated kinds of transactions (such as certain financing transactions) and transactions out of the ordinary course of a debtor's business. The filing of the bankruptcy petition gives rise to what is known as the "automatic stay" which, generally, enjoins creditors from taking any action to collect or recover obligations owed by a debtor prior to the commencement of a chapter 11 case. The Bankruptcy Court can, however, grant relief from the automatic stay, under certain specified conditions or for cause.

        The Bankruptcy Code authorizes the creation of official creditor and equity committees, to protect the interests of creditors and interest holders, respectively. The fees and expenses of counsel and other professionals employed by such official committees and approved by the Bankruptcy Court are generally borne by a bankruptcy estate. In these Cases, as more fully set forth below, an Official Committee of Unsecured Creditors (the "Committee") has been formed, representing the collective interests of Holders of Unsecured Claims, including the Debtors' trade creditors, suppliers of goods and services and holders of the 11 1/4% Notes.

        A chapter 11 debtor emerges from bankruptcy by successfully confirming a plan of reorganization. A plan may either be consensual or non-consensual and provides, among other things, for the treatment of the claims of creditors and interests of shareholders. The provisions of the Debtors' Plan are summarized below.

D. PLAN OVERVIEW

        1. SUMMARY OF THE PLAN

        The Plan provides that the Debtors will reorganize through an internal restructuring of the Debtors' businesses and will emerge from bankruptcy with a deleveraged capital structure. Through consummation of the Plan, Reorganized RBX will be well-positioned to focus upon its businesses and avail itself of new business opportunities. Pursuant to the Plan, the Debtors will be substantively consolidated such that all of the Debtors will be merged into one (1) entity (provided, however, the Debtors may in their discretion, with the consent of the Informal Noteholders Committee, create one or two subsidiaries or affiliates of Reorganized RBX as of the Effective Date, to which certain assets of the Debtors and Reorganized RBX may be transferred and assigned, for beneficial tax or other corporate purposes). The surviving entity -- Reorganized RBX -- will operate the Debtors' business funded pursuant to the Exit Financing Agreement, including the New Revolving Credit Agreement, the applicable terms of which shall be comparable to those set forth in the DIP Facility Agreement.

        Under the Plan, all Claims entitled to priority under the Bankruptcy Code, e.g., administrative expenses and postpetition loans, will be paid in full on the Effective Date unless otherwise agreed.

        On the Effective Date, (i) 950,000 shares, representing ninety-five percent (95%), of the New Common Stock and (ii) the New 12% Notes will be delivered to the 12% Indenture Trustee on behalf of each Person holding, or having a beneficial interest in, a 12% Note ("12% Noteholders") as of the record date determined by order of the Bankruptcy Court ("Record Date"). The 12% Indenture Trustee shall as soon as practicable in accordance with the Plan distribute the instruments so received, to the 12% Noteholders or their brokers, proxy intermediaries or other nominees as of the Record Date as permitted under the 12% Note Indenture. Thus, each 12% Noteholder will receive on account of its 12% Noteholder Claim a Pro Rata share of the New 12% Notes and the 950,000 shares of New Common Stock.

        Further, on the Effective Date, (i) 50,000 shares, representing five percent (5%), of the New Common Stock and (ii) the New Warrants will be issued to the Holders of Allowed Claims in Class 5 (Unsecured Claims). The New Warrants will entitle the holders thereof to purchase shares of New Common Stock that represent an additional six percent (6%) of the New Common Stock (on a fully diluted basis after giving effect to the issuance of the New Warrants and the Management Options) at an exercise price per share reflecting a total notional enterprise value of $90 million, exercisable for a period of seven (7) years from the Effective Date. The Debtors have assigned the New Warrants an aggregate value of approximately $268,316. (The 12% Noteholders and 12% Indenture Trustee will not be entitled to assert any Deficiency Claim in respect of the 12% Notes, or otherwise participate or share in distributions to be made pursuant to the Plan in respect of Holders of Claims in Class 5.)

        Holders of Secured Claims, other than the Prepetition Lender Claims, the 12% Noteholder Claims, and Claims with respect to the DIP Facility, will receive one of certain treatments as described below, at the option of Debtors.

        Interest Holders and Holders of the AIP Claim and Intracompany Claims will not receive or retain any property under the Plan.

        The following chart briefly summarizes the treatment of Creditors and Interest Holders under the Plan:

   CLASS                              ESTIMATE OF CLAIM
    NO.         DESCRIPTION                AMOUNTS                          TREATMENT
   -----        -----------           -----------------                     ---------
N/A          Allowed unpaid        $2,500,000(2)                Paid in full in Cash on Effective
             Administrative                                     Date or when Allowed or payable.
             Claims (exclusive     (as of Effective Date)
             of ordinary course
             payments)

N/A          Allowed DIP           $33,049,000                  Paid in full in Cash on Effective
             Facility Claims                                    Date or when such Claim becomes
                                   (as of Effective Date)       payable, unless otherwise agreed
                                                                to by Holder and Debtors,
                                                                provided that each DIP Facility
                                                                Claim based on reimbursement
                                                                obligation for issued and
                                                                outstanding letter of credit, to
                                                                the extent such letter of credit
                                                                is undrawn, shall be satisfied,
                                                                at Plan Proponent's

----------
(2) It is assumed that the $2.5 million of Administrative Claims will be paid from the proceeds under the DIP Facility Agreement and is included in the projected DIP Facility Claims balance of $33,049,000.

   CLASS                              ESTIMATE OF CLAIM
    NO.         DESCRIPTION                AMOUNTS                          TREATMENT
   -----        -----------           -----------------                     ---------
                                                                option, by (a) causing such letter
                                                                to be returned to DIP Lender, on
                                                                the Effective Date or as promptly
                                                                thereafter as practicable, without
                                                                any further drawings; (b) causing
                                                                back-to-back letter of credit from
                                                                financial institution reasonably
                                                                acceptable to DIP Lender to be
                                                                delivered to DIP Lender on
                                                                Effective Date or as promptly as
                                                                practicable thereafter in the
                                                                amount of undrawn portion of
                                                                outstanding letter of credit; (c)
                                                                causing Cash to be delivered to DIP
                                                                Lender on Effective Date or as
                                                                promptly as practicable thereafter
                                                                in amount of undrawn portion of
                                                                outstanding letter of credit; (d)
                                                                providing to DIP Lender any other
                                                                treatment that constitutes the
                                                                indubitable equivalent of its right
                                                                to reimbursement with respect to
                                                                such letter of credit; or (e)
                                                                providing any other treatment to
                                                                which DIP Lender consents that is
                                                                at least as favorable to Plan
                                                                Proponent as the foregoing
                                                                alternatives.

N/A          Allowed Tax Claims    $0.00 (see note 6 and        At Reorganized RBX's option,
                                   sections IV.B.3 and IV.C.4   either paid (a) in full in Cash
                                   hereof)                      on Effective Date or when
                                                                Allowed; (b) equal Cash payments
                                   (as of Effective Date)       calculated at Plan Rate, on each
                                                                Distribution Date, payable in
                                                                arrears, over a period not
                                                                exceeding six (6) years after the
                                                                date of assessment of such Claim;
                                                                or (c) on such other less
                                                                favorable terms as may be agreed
                                                                to by Holder.

Class 1      Allowed Priority      $0                           Either paid at the applicable
             Claims                                             Debtor's option (a) in the full
                                   (Paid pursuant to First      Allowed Amount of such Allowed
                                   Day Order)                   Claim in Cash on the latest of
                                   (as of Effective Date)       (i) the Effective Date, (ii) the
                                                                Allowance Date of such Claim or
                                                                (iii) the date such Claim
                                                                becomes payable according to its
                                                                terms; or (b) on such other less
                                                                favorable terms as may be agreed
                                                                to by such Holder.

Class 2      Allowed Prepetition   $0 (excluding any            All Allowed Prepetition Lender
             Lender Claims         outstanding letters of       Claims if not paid in full prior
                                   credit; see Section III.H    to the Effective Date from the
                                   hereof)                      proceeds of the DIP Facility,
                                                                will be paid at the applicable
                                   (as of Effective Date)       Debtor's option, (a) in the full
                                                                Allowed Amount of such

   CLASS                              ESTIMATE OF CLAIM
    NO.         DESCRIPTION                AMOUNTS                          TREATMENT
   -----        -----------           -----------------                     ---------
                                                                Allowed Claims in Cash, plus
                                                                interest at non-default contract
                                                                rate of interest on the later of
                                                                (i) the Effective Date or (ii) the
                                                                Allowance Date of such Claim; or
                                                                (b) on such other less favorable
                                                                terms as may be agreed to by such
                                                                Holder.

Class 3      12% Noteholder        $111,041,000                 Each 12% Noteholder shall receive
             Claims                                             on the Effective Date (or as soon
                                   (as of Petition Date)        as practicable thereafter) its Pro
                                                                Rata share of (i) the New 12% Notes,
                                                                and (ii) 950,000 shares representing
                                                                95% of the New Common Stock subject to
                                                                dilution from the New Warrants and
                                                                Management Options.

Class 4      Allowed Other         $800,000                     At the option of Plan Proponent,
             Secured Claims                                     (a) the Plan shall (i) not alter
                                   (as of Petition Date)        the legal, equitable or
                                                                contractual rights to which such
                                                                Claim entitles the Holder thereof
                                                                or (ii) otherwise render such
                                                                Claim unimpaired pursuant to
                                                                Bankruptcy Code Section 1124;
                                                                (b) the Plan Proponent shall
                                                                elect to distribute to the Holder
                                                                the property securing such
                                                                Holder's Claim; (c) the Holder
                                                                shall be accorded such treatment,
                                                                including deferred Cash payments,
                                                                as shall be consistent with
                                                                Bankruptcy Code Section 1129(b);
                                                                (d) the Holder shall be accorded
                                                                such other less favorable
                                                                treatment as may be agreed to by
                                                                such Holder; or (e) for any
                                                                Secured Claim that is a secured
                                                                Claim because of right of setoff,
                                                                the Plan Proponent shall offset
                                                                such Claim

Class 5      General Unsecured     $129,879,360(3)              Each Holder of a Class 5 Claim
             Claims                                             shall receive on the Effective
                                   (as of Petition Date)        Date (or as soon as practicable
                                                                thereafter) its Pro Rata share of
                                                                (i) 50,000 shares representing 5%
                                                                of the New Common Stock, and
                                                                (ii) the New Warrants.

----------
(3) This estimated amount reflects payments that will have been made to certain critical trade creditors by Debtors prior to the Effective Date, as authorized by the Bankruptcy Court, and includes the 11 1/4% Noteholder Claims, estimated at $113,453,671.88 as of the Petition Date.

   CLASS                              ESTIMATE OF CLAIM
    NO.         DESCRIPTION                AMOUNTS                          TREATMENT
   -----        -----------           -----------------                     ---------
Class 6      Claims of Critical    $8,000,000(4)                Paid in accordance with written
             Vendors                                            agreement between Holder of Class
                                                                6 Claim and Debtors, provided
                                                                that any portion of Holder's
                                                                Class 6 Claim that will not be
                                                                satisfied under the written
                                                                agreement shall be deemed
                                                                released and discharged as of the
                                                                Effective Date.

Class 7      Intentionally
             Omitted


Class 8      Intracompany Claims   $2,900,000 (AIP Claim only)  Each Holder shall not receive or
             and the AIP Claim                                  retain any property or interest
                                   (as of Petition Date)        in property on account of such
                                                                Claim.

Class 9      Preferred Equity      N/A                          On Effective Date, Preferred
             Interests in Parent                                Equity Interests shall be
                                                                cancelled, and each Holder shall
                                                                not receive or retain any
                                                                property or interest in property
                                                                on account of such Interest


Class 10     Common Equity         N/A                          On Effective Date, the Existing
             Interests                                          Common Equity Interests shall be
                                                                cancelled, and each Holder shall
                                                                not receive or retain any
                                                                property or interest in property
                                                                on account of such Interest

E. VOTING ON THE PLAN

        1. WHO MAY VOTE

           The Plan divides Allowed Claims and Interests into multiple Classes. Under the Bankruptcy Code, only Classes that are "impaired" by the Plan are entitled to vote (unless the Class receives no compensation or payment, in which event the Class is conclusively deemed not to have accepted the Plan). A Class is impaired if legal, equitable or contractual rights attaching to the claims or interests of the Class are modified, other than by curing defaults and reinstating maturities. Under the Plan, Administrative, Tax and DIP Facility Claims are not classified and are not entitled to vote. Classes 8, 9, and 10 will receive nothing under the Plan and, as they are conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code, they do not vote. Accordingly, only Classes 1, 2, 3, 4, 5, and 6 are both impaired and entitled to vote to accept or reject the Plan.


----------
(4) This estimated amount reflects payments that will have been made to certain critical trade creditors by Debtors prior to the Effective Date, as authorized by the Bankruptcy Court.

        2. HOW TO VOTE

        The applicable ballot is enclosed herewith for Creditors in Classes 1, 2, 3, 4, 5, and 6 to use in voting on the Plan. To vote on the Plan, complete, sign and mail the ballot in accordance with the instructions set forth on the ballot.

        IN ORDER TO BE COUNTED, BALLOTS MUST BE COMPLETED, SIGNED AND RECEIVED IN ACCORDANCE WITH THE APPLICABLE BALLOT INSTRUCTIONS NO LATER THAN 4:00 P.M. EASTERN TIME ON JUNE 28, 2001 AT THE FOLLOWING ADDRESS:

                             THE ALTMAN GROUP, INC.
                         60 East 42nd Street, Suite 1241
                               New York, NY 10165
                          Attention: Kenneth L. Altman

        IF YOUR BALLOT IS NOT PROPERLY COMPLETED, SIGNED AND RECEIVED AS DESCRIBED, IT WILL NOT BE COUNTED. IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY REQUEST A REPLACEMENT BY ADDRESSING A WRITTEN REQUEST TO THE ADDRESS SHOWN ABOVE.

F. CONFIRMATION OF THE PLAN

        1. GENERALLY

        "Confirmation" is the technical term for the Bankruptcy Court's approval of a plan of reorganization. The timing, standards and factors considered by the Bankruptcy Court in deciding whether to confirm a plan of reorganization are discussed in Section VIII. below.

        2. OBJECTIONS TO CONFIRMATION

        Any objections to confirmation of the Plan must be in writing and must be filed with the Clerk of the Bankruptcy Court and served on: (1) counsel for Debtors, (2) counsel for the debtor-in-possession lender, (3) counsel for the agent to the Prepetition Lenders, (4) counsel for the 12% Indenture Trustee, (5) counsel for the Informal Noteholders Committee, (6) counsel for the Committee,
(7) counsel for the 11 1/4% Indenture Trustee, and (8) the United States

Trustee, on or before the date set forth in the notice of the Confirmation Hearing sent to you with this Disclosure Statement and the Plan (the "Confirmation Objection Date"), at the addresses listed below; provided, however, any objections to the forms of Plan Documents (to be filed by the Debtors) must be filed and served in accordance with the applicable instructions set forth on the Confirmation Hearing notice. Bankruptcy Rule 3007 governs the form of any objections.

               Counsel on whom objections must be served are:

               Counsel for Debtors
               Laura Davis Jones
               Pachulski, Stang, Ziehl, Young & Jones P.C.
               919 North Market St., 16th Floor
               P.O. Box 8705
               Wilmington, DE  19899-8705

                      -and-

               Debra Grassgreen
               Pachulski, Stang, Ziehl, Young & Jones P.C./
               Three Embarcadero Center, Suite 1020
               San Francisco, CA  94111

                      -and-

               Benjamin C. Ackerly
               Robert S. Westermann
               Hunton & Williams
               Riverfront Plaza, East Tower
               951 East Byrd Street
               Richmond, VA  23219

               Counsel for Debtor-in-Possession Lender
               David W. Morse
               Otterbourg, Steindler, Ouston & Rosen
               230 Park Avenue
               New York, NY  10169

                      -and-

               Paul M. Black
               Wetherington, Melchionna, Terry, Day & Ammar
               310 First Street, Suite 1100 (24011)

               P.O. Box 90
               Roanoke, VA  24002
               Counsel for Agent for Prepetition Lenders
               Mark Liscio
               Clifford, Chance, Rogers & Wells
               200 Park Avenue
               New York, NY  10166

               Counsel for 12% Indenture Trustee
               Richard Hiersteiner
               Palmer & Dodge LLP
               One Beacon Street
               Boston, MA  02108

                      -and-

               Howard Beck
               Lisa Sumner
               Gentry, Locke, Rakes & Moore
               10 Franklin Rd., S.E.
               Suite 800, P.O. Box 40013
               Roanoke, VA  24022

               Counsel for Informal Noteholders Committee
               Daniel H. Golden
               Lisa Beckerman
               Akin, Gump, Strauss, Hauer & Feld, LLP
               590 Madison Avenue, 20th Floor
               New York, NY  10022

                      -and-

               Stanley J. Samorajczyk
               Akin, Gump, Strauss, Hauer & Feld, LLP
               1333 New Hampshire Avenue, N.W.
               Suite 400
               Washington, D.C.  20036

               Counsel to the Committee
               James Johnston
               Hennigan Bennett & Dorman
               601 South Figueroa Street
               Suite 3300
               Los Angeles, CA  90017

                      -and-

               A. Carter Magee Jr.
               Magee, Foster, Goldstein & Sayers, P.C.
               BB&T Building
               310 First Street, S.W. Suite 1200
               Roanoke, VA  24003

               Counsel for 11 1/4% Indenture Trustee
               Larry I. Glick
               Dow, Lohnes & Albertson PLLC
               1305 Franklin Avenue
               Suite 180
               Garden City, NY 11530

               United States Trustee
               Margaret Garber, Assistant Trustee
               Office of the United States Trustee
               280 Franklin Road, SW
               Room 806
               Roanoke, VA  24011

        3. HEARING ON CONFIRMATION

           The Bankruptcy Court has set July 12, 2001 at 10:00 a.m. for a hearing to determine whether the Plan has been accepted by the requisite number of Creditors and whether the other requirements for confirmation of the Plan have been satisfied. The hearing on confirmation will be held at the United States Bankruptcy Court, 210 Church Avenue S.W., 2nd Floor, Roanoke, Virginia 24011. The Confirmation Hearing may be continued from time to time and day to day without further notice. If the Bankruptcy Court confirms the Plan, it will enter the Confirmation Order.

                                       II.
                 HISTORY, ORGANIZATION AND ACTIVITIES OF DEBTORS

A. DESCRIPTION OF THE DEBTORS

        The Debtors are each Delaware corporations that have their headquarters, and in the case of RBX Corp. and Waltex, their principal place of business located at 5221 Valley Park Drive, Roanoke, Virginia 24019. Rubatex consists of three manufacturing facilities: 906 Adams

Street, Bedford, Virginia 24523, 9679 Highway 1, North, Colt, Arkansas 72326, and 1004 Keisler Road, Conover, North Carolina 28613. Groendyk's principal place of business is located at 1736 Main Street, Buchanan, Virginia 24066, OleTex's is at 16800 South Canal Street, South Holland, Illinois 60473, Midwest's is at 745 Norton Avenue, Barberton, Ohio 44203, and Hoover's is at 280 Pequanoe Drive, Tallapoosa, Georgia 30176. Universal and UPR presently do not conduct any business operations. RBX Group is the ultimate parent of the corporate group and is essentially a holding company with no business operations. In addition, RBX Corp. owns an approximately sixty-five percent (65%) interest in Neocork Technologies, Inc., 110 Hezzetta Court, American Canyon, California 94589 (the "Neocork Interest").

        The Debtors, collectively, are leading manufacturers of rubber foam, plastic foam and other polymer products used in various industrial and consumer applications. Specifically, the Debtors are the leading domestic manufacturers of closed-cell rubber foam products, a leading domestic custom mixer of rubber polymers, and major competitors in several niche markets, including cross-linked polyethylene (plastic) foam. The Debtors generally have a diverse customer base and their products are used in a wide range of applications, including automotive components, athletic equipment, sports medicine wraps, insulation for refrigeration and air conditioning systems, appliances and other industrial products.

        The Debtors' operations are segmented into two groups:

        (a) Foam production operations: This group primarily manufactures closed-cell rubber foam and cross-linked polyethylene foam, and is composed of Rubatex, OleTex, Groendyk and Waltex.

        (b) Rubber mixing operations: This group mixes a variety of rubber polymers sold to customers in uncured form, and is composed of Midwest and Hoover.

        In addition to their headquarters in Roanoke, Virginia, the Debtors operate seven (7) manufacturing facilities, the majority of which are located in the southeastern United States. The Debtors' largest manufacturing facilities are located in Bedford, Virginia and Conover, North Carolina. The Debtors also own, lease or utilize approximately five (5) warehouse facilities throughout the U.S.

        As discussed further below, RBX Corp. and RBX Group were formed in October 1995 in connection with the purchase of their corporate predecessor and its subsidiaries by American Industrial Partners ("AIP"). RBX Group is a holding company with no business operations; it owns all of the issued and outstanding stock of RBX Corp. Rubatex, Waltex, Groendyk, Universal, UPR, Midwest, Hoover and OleTex are wholly owned subsidiaries of RBX Corp.

        For the year ended December 31, 2000, the Debtors had consolidated book assets of approximately $115.6 million and consolidated liabilities of approximately $333.6 million. In calendar year 2000, the Debtors generated sales of approximately $231.5 million. As of the Petition Date, the Debtors employed approximately 1,690 persons, substantially all of whom were full-time employees. Approximately 28% of the Debtor's employees are salaried employees and approximately 72% are hourly employees.

                                      III.
                            THE REORGANIZATION CASES

A. FACTORS LEADING TO FILING OF THE DEBTORS' BANKRUPTCY CASES

        The Debtors have historically been, and currently are, significantly leveraged. As of the Petition Date, the Debtors had approximately $225 million in debt, resulting in annual interest expense obligations of approximately $25 million. Given the level to which the Debtors' cash flow had declined due to various factors prior to the Petition Date and the degree to which the Debtors require capital to support their operations, the Debtors determined that they could no longer support their current level of debt. Accordingly, after consideration of all available alternatives, the Debtors determined that it was in their best interests to commence these cases (and in the case of RBX Corp., consent to the involuntary petition filed against it) and effect a reorganization of their financial obligations.

        1. INITIAL FORMATION OF PARENT AND RBX CORP.

           As noted above, RBX Corp., as well as RBX Group, were formed in October

1995 in connection with the acquisition of their corporate predecessor (RBX Investors Inc.) and the predecessor's subsidiary by AIP for approximately $210 million. Specifically, pursuant to that certain Agreement and Plan of Merger dated August 2, 1995 and related transaction documents, RBX Corp., RBX Group and other corporate entities were organized by AIP for the purpose of consummating the acquisition transactions: RBX Investors Inc. and its direct wholly owned subsidiary RBX Holdings Inc. were merged into the newly-formed RBX Corp. To finance the acquisition, RBX Corp., among other things, borrowed approximately $66.5 million pursuant to a credit agreement and used the proceeds from the issuance of the 11 1/4% Notes in the aggregate principal amount of $100 million (as discussed further below, the payment obligations under these Notes are guaranteed by the other Debtors, excluding the Parent). Thus, early in their history, the Debtors were significantly leveraged. As of year ended December 31, 1995, the Debtors had consolidated book assets of approximately $286 million, of which approximately $111.5 million was allocable to goodwill or intangible property, and consolidated liabilities of approximately $245 million.

        2. ENSOLITE ACQUISITION

           The Debtors became further leveraged and expended additional resources in connection with the acquisition of the Ensolite division of Uniroyal Technologies ("Uniroyal"). Ensolite, formerly a major competitor, manufactured certain types of closed-cell rubber foam, including sheet foam products used for automotive and other consumer and commercial applications. In June 1996, RBX Corp. acquired certain assets and assumed certain liabilities of Ensolite for approximately $26 million. Among other things, RBX Corp. purchased certain manufacturing equipment from Uniroyal with the objective of moving the equipment to RBX Corp.'s Conover, North Carolina plant, a modern but underutilized facility, and consolidating the Ensolite manufacturing operations with Conover's existing operations. Movement of the Ensolite equipment to the Conover facility was completed in October 1997. In addition to the Ensolite purchase price, RBX Corp. invested approximately $9 million in building additions and equipment upgrades at the Conover facility as part of the transfer of the Ensolite equipment.

        Notwithstanding the substantial investment by the Debtors, the Conover plant experienced production difficulties largely related to the start-up of the Ensolite manufacturing equipment. Such equipment and other assets purchased from Ensolite were in unexpectedly poor condition, necessitating the installing, upgrading and testing of new production equipment. Further, production at the Conover facility was hindered early on by the lack of qualified labor; a substantial number of new employees had to be hired and trained. Although the Conover facility's operating performance had been improving prior to the Petition Date, the integration of the Ensolite operation and full realization of the profit potential of that operation by the Debtors have generally been hindered by these and other factors.

        3. THE DEBTORS' DEBT STRUCTURE

           As of the Petition Date, the Debtors' principal prepetition creditors were: (i) the Prepetition Lenders which hold secured claims arising from the extension of credit pursuant to the Prepetition Revolving Credit Agreement, (ii) holders of the 12% Notes issued by RBX Corp., (iii) holders of the 11 1/4% Notes issued by RBX Corp., and (iv) the Debtors' trade vendors and suppliers of goods and services.

           Pursuant to that certain Credit Agreement dated as of December 11, 1997, as amended by Amendment No. 1, Waiver and Agreement dated as of June 30, 1998; Amendment No. 2, Waiver and Agreement dated as of February 19, 1999; Amendment No. 3, Consent and Agreement dated as of January 26, 2000; and Amendment No. 4, Consent and Waiver dated as of March 31, 2000 (collectively, and together with all related loan documents, the "Prepetition Revolving Credit Documents"), among RBX Corp., the Lenders (as defined in the Prepetition Revolving Credit Documents) and The Chase Manhattan Bank, as Agent and Issuing Bank ("Chase" and together with the Lenders, the "Prepetition Lenders"), the Prepetition Lenders provided a $25 million revolving credit facility to RBX Corp., subject to a borrowing base formula (the "Prepetition Credit Facility"). The Prepetition Credit Facility also included a sublimit of $5 million for standby and commercial letters of credit ("Letters of Credit") to be issued by Chase (or in some instances, another Lender). Generally speaking, under the Prepetition Revolving Credit Agreement, RBX Corp. was entitled to borrow up to 80% of eligible receivables, and the lower of 25% of eligible raw material inventory plus 40% of eligible finished goods inventory or $7 million. Indebtedness of RBX Corp. under the Prepetition Revolving Credit Agreement was guaranteed by RBX Corp.'s existing and future subsidiaries, including the other subsidiary Debtors, and is secured by a first priority security interest in all of the accounts receivable, inventory and general intangibles (to the extent related to accounts receivable and inventory) and proceeds thereof of said Debtors (the "Prepetition Lenders Collateral"). As of the Petition Date, the aggregate principal amount of approximately $23.8 million was outstanding under the Prepetition Credit Facility (excluding Letters of Credit) and approximately $1.1 million of the $5 million Letter of Credit sublimit was drawn upon.

           In addition to the Prepetition Credit Facility, prior to the Petition Date, the Debtors obtained necessary funding for their operations and other corporate purposes and/or refinancing through the issuance of the 12% Notes and the 11 1/4% Notes. The 12% Notes were issued pursuant to an Indenture dated as of December 11, 1997 between RBX Corp. and State Street Bank and Trust Company, as trustee. The aggregate principal amount outstanding of the 12% Notes is $100 million, with a maturity date of January 15, 2003. Interest accrues at 12% per annum, payable semi-annually in cash on each January 15 and July 15. Payment obligations under the 12% Notes are fully and unconditionally guaranteed by all of RBX Corp.'s existing and future subsidiaries, including the other subsidiary Debtors, and are secured by: (i) a first priority lien on a substantial portion of said Debtors' owned and leased manufacturing facilities and substantially all of their equipment, furnishings, fixtures, and general intangibles (insofar as the general intangibles do not relate to receivables or inventory), including trademarks, patents and related intellectual property; (ii) a second priority lien on the Prepetition Lenders Collateral; and (iii) a first priority lien on all of the capital stock of RBX Corp. and its existing and future subsidiaries, including the other subsidiary Debtors.

           The Debtors are informed that neither the 12% Indenture Trustee (on behalf of the 12% Noteholders) nor any other Person possessed any prepetition security interests or Liens in certain real property leasehold interests of the Debtors ("Unencumbered Leases") and the Neocork Interest. (Pursuant to the DIP Facility Agreement, however, the DIP Lender has first priority liens in substantially all of the Debtors' assets, including the Unencumbered Leases and the Neocork Interest.) The Debtors estimate the aggregate value of the Unencumbered Leases and the Neocork Interest to be from $200,000 to $500,000 -- less than the estimated sum of Administrative Claims, Tax Claims and Priority Claims. In addition, the Unencumbered Leases and Neocork Interest are subject to any replacement lien in favor of the 12% Indenture Trustee. Accordingly, the Debtors do not believe that, after calculation of the replacement lien and also payment of Administrative Claims, Tax Claims and Priority Claims, there will be any residual value attributable to the Unencumbered Leases and the Neocork Interest which may be distributable to other unsecured creditors.

           Pursuant to the Cash Collateral Orders, the Bankruptcy Court established a deadline of March 15, 2001 for the Committee and other parties in interest to: (1) challenge the validity, enforceability, priority and/or extent of the claims asserted by the 12% Noteholders and the liens asserted by the 12% Indenture Trustee for the 12% Noteholders; and (2) commence certain related affirmative causes of action on behalf of the Debtors' estates. Faced with the March 15, 2001 deadline, the Committee investigated the claims and liens asserted by and on behalf of the 12% Noteholders, as well as certain affirmative claims against the 12% Noteholders. Based on the results of that investigation, on March 14, 2001, the Committee, joined by the 11 1/4% Indenture Trustee, commenced with the Bankruptcy Court an adversary proceeding (the "Committee Avoidance Litigation") against the 12% Indenture Trustee and three of the 12% Noteholders -- Alliance Capital Management, L.P., Conseco Capital Management, Inc. and PPM America, Inc.

           Based upon subsequent discussions, the parties have resolved their disputes with respect to, among other things, the Committee Avoidance Litigation and the material terms and conditions of a financial restructuring for the Debtors. Accordingly, pursuant to the Plan, the Committee Avoidance Litigation will be dismissed with prejudice on the Effective Date.

           The 11 1/4% Notes were issued pursuant to an Indenture dated as of October 16, 1995 between RBX Corp. and the United States Trust Company of New York, as trustee. The aggregate principal amount outstanding of the 11 1/4% Notes is $100 million, and said notes mature on October 15, 2005. Interest accrues at the rate of 11 1/4% per annum and is payable semi-annually in arrears on each April 15 and October 15. The 11 1/4% Notes are general unsecured obligations subordinated in right of payment to the prior payment in full in cash of certain senior indebtedness, including the indebtedness under the Prepetition Revolving Credit Documents and the 12% Notes. RBX Corp.'s payment obligations under the 11 1/4% Notes are guaranteed on a senior subordinated basis by all of RBX Corp.'s subsidiaries, including the other Debtors. These guarantees are subordinated, to the same extent that the 11 1/4% Notes are subordinated to certain senior indebtedness, to the prior payment in full of such senior indebtedness.

           Prior to the Petition Date, the Debtors (excluding RBX Group) failed to make interest payments due under the 12% Senior Secured Notes and the 11 1/4% Senior Subordinated Notes, and consequently were in default under the relevant Indentures.

           The Debtors' principal prepetition creditors also include the Debtors' trade creditors and suppliers of goods and services (collectively, the "Trade Creditors"). In the aggregate, these Trade Creditors number in the several thousands and hold general unsecured claims of approximately $24 million as of the Petition Date. Generally, the Trade Creditors provide products and/or services to the Debtors important to their operations, including raw materials and other specialized products and services essential to the Debtors' manufacturing and processing businesses.

           In addition to the liabilities described above, as of December 31, 2000, the Debtors' balance sheet reflects accrued liabilities, post-retirement obligations (both short and long-term), pension liabilities, miscellaneous long-term debt and some post-petition trade debt, which totals approximately $55.611 million in the aggregate. Thus, the Debtors' total current and long-term liabilities are estimated at approximately $333.6 million as of December 31, 2000.

        4. INCREASED ROLE OF AIP

           Given the financial condition of the Debtors, in May 1998, AIP began assuming a more involved role with respect to Debtors' day-to-day operations in order to aid Debtors in addressing their liquidity needs. Initiatives undertaken included, among others: (i) the appointment of Theodore C. Rogers, Operating Partner at AIP, as CEO of each of the Debtors and the appointment of certain other AIP employees in key positions, (ii) the roll-out of a comprehensive cost reduction plan (including headcount reductions), resulting in a reduction of material costs by approximately $2 million, (iii) a reorganization of the Debtors' sales force from a plant-focused to a company-focused structure, and
(iv) the sale of substantially all the assets of negative-performing UPR (formerly known as Universal Polymer & Rubber, Inc.) to JANNA Industries for $3.5 million. As a result of such efforts, Debtors' EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization as defined in the bond indentures) for the quarter ending December 1998 was approximately $7.9 million, an increase of $5 million as compared to EBITDA for the quarter ending June 1998.

        5. OTHER DEVELOPMENTS

           Prior to the Petition Date, the Debtors' businesses were adversely impacted by: (a) a labor stoppage at the Debtors' largest production facility, in Bedford, Virginia; (b) the underperformance of OleTex's operations; and (c) performance issues and problems at the Midwest production plant:

           (a) In September 1999, following the expiration of the applicable collective bargaining agreement, over 400 production workers at the Bedford, Virginia plant stopped work and began picketing after contract negotiations between the workers and management had broken down. In June 2000, the employees conditionally returned to work. The disruption caused by this matter has had a significant negative impact on the Debtors' financial position and results of operation. However, as a result of negotiations during the pendency of these Cases, the parties reached a consensual resolution; on or about March 28, 2001, the workers at the Bedford Plant agreed to the terms of a new collective bargaining agreement which is expected to be implemented prior to Plan confirmation.

           (b) Prior to the Petition Date, OleTex was underperforming in terms of sales volume relative to the Debtors' budget for fiscal year 2000, primarily for three reasons: (i) a significant customer of OleTex's was experiencing a decline in its sales and consequently, OleTex was only selling approximately 20% of the volume that it previously had been selling that customer; (ii) a foreign competitor of OleTex's announced its plans to expand into the U.S. market and was quoting significantly lower prices than OleTex on similar products; and
(iii) new capacity through foreign suppliers was added to the marketplace for chemically expanded polyethylene foam, thereby relieving pent-up backlog within the industry and cutting into OleTex's sales. Due in part to OleTex's underperformance, the Debtors, collectively, were underperforming relative to EBITDA projections for fiscal year 2000.

           (c) Further, the sales and earnings of Midwest had been declining since early 1998 due to several factors. First, aggressive, new competitors recently entered the relevant market, and other competitors in the region were expanding their production capacities, thereby eroding the sales of Midwest which has a narrow customer base (approximately fifteen customers represent 75% of Midwest's total sales). Further, Midwest's productivity and profitability have been adversely affected by the relatively high cost of labor at the Barberton, Ohio production facility (as compared to other Debtors' costs), equipment maintenance and other efficiency problems, and recent transitions in management and personnel at this facility.

           Given the foregoing combination of circumstances, the Debtors' respective boards of directors determined that the filing of these Cases under chapter 11 of the Bankruptcy Code (and in the case of RBX Corp., consenting to the involuntary petition filed against it by the Petitioning Creditors) would be the best alternative for the Debtors to preserve their value for the benefit of stakeholders and therefore authorized the Cases to go forward.

B. COMMENCEMENT OF CASES

           On December 5, 2000, the Petitioning Creditors filed an involuntary bankruptcy petition against RBX Corp. under chapter 11 of the Bankruptcy Code. On December 7, 2000, RBX Corp. filed its Answer to Involuntary Petition and Consent to Entry of Order for Relief, and on December 8, 2000, an order for relief under chapter 11 was entered against RBX Corp. Also, on December 7, 2000, each of the Debtors commenced a voluntary chapter 11 Case. By order entered February 2, 2001, the Delaware Court transferred the venue of these chapter 11 proceedings to the Western District of Virginia, Roanoke Division. The Cases are being jointly administered for procedural purposes only.

           Since the Petition Date, the Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court in accordance with the Bankruptcy Code. The Debtors are authorized to operate in the ordinary course of business. Transactions out of the ordinary course of business have required Bankruptcy Court approval. In addition, the Bankruptcy Court has authorized the Debtors' employment of attorneys, accountants and other professionals.

           An immediate effect of the filing of the bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of liens against the Debtors and litigation against the Debtors. This injunction remains in effect, unless modified or lifted by order of the Bankruptcy Court, until consummation of a plan or plans of reorganization.

C. FIRST DAY ORDERS

           With the commencement of these Cases, the Debtors submitted numerous so-called "first day orders," along with supporting motions to the Bankruptcy Court, which were subsequently approved. These first day motions included, among others, motions for: (i) orders authorizing the retention of PSZY&J as bankruptcy co-counsel to the Debtors; (ii) an order authorizing the Debtors to pay certain prepetition employee wages, reimbursable expenses and benefits; (iii) an order authorizing the Debtors to maintain their prepetition bank accounts, business forms, stationery, checks and cash management system; (iv) an order extending the time by which the Debtors had been required to file certain information, including the Schedules, and authorizing Debtors to file a consolidated list of creditors in lieu of matrices; (v) an order determining adequate assurance of payment for future utility services and restraining utility companies from discontinuing, altering or refusing service; (vi) an interim order authorizing the use of cash collateral, granting replacement liens and adequate protection, and administrative expense priority to the Prepetition Lenders and the 12% Indenture Trustee; (vii) an order authorizing the Debtors to honor certain customer policies and related obligations; (viii) an order authorizing the Debtors to pay, in their discretion, critical trade vendors of the Debtors on account of prepetition claims under certain limited circumstances; (ix) an order authorizing the Debtors to pay postpetition financing of insurance premiums and renewals thereof, and pay prepetition premiums necessary to maintain insurance coverage in current effect and related broker's fees; (x) an order permitting payment of sales and use taxes; and (xi) an order directing the joint administration of the Debtors' chapter 11 Cases.

D. RETENTION OF PROFESSIONALS

           At the commencement of the Cases, the Debtors retained PSZY&J as general bankruptcy counsel, and Hunton & Williams has been retained as local (Virginia) bankruptcy counsel. Given the size and complexity of Debtors' bankruptcy cases, Debtors retained the following professionals to assist in a variety of matters relating to the Cases:

           -          Gavin Anderson & Company as public relations consultants;

           -          The Altman Group, Inc., as claims and noticing agent; and

           -          Greenhill & Co. ("Greenhill") as financial advisors.

           The Debtors also retained various special counsel and other professionals in the ordinary course of their businesses relating to, among other things, labor, general corporate, auditing, patent and routine litigation matters, and other matters requiring the expertise and assistance of professionals not directly related to the Cases.

           All professionals set forth above were retained on the basis of hours billed with the exception of Greenhill, which will be paid a flat monthly fee and may receive a specified transaction fee under certain circumstances.

E. APPOINTMENT OF CREDITORS COMMITTEE

           On December 19, 2000, the Office of the United States Trustee formed the Official Committee of Unsecured Creditors in these Cases. The Committee is composed of: (i) the United States Trust Company of New York, as Indenture Trustee for holders of the 11 1/4% Notes, (ii) Franklin Income Series Fund,
(iii) Credit Research & Trading, L.L.C., (iv) Degussa-Hills Corporation, (v) DuPont Dow Elastomers L.L.C., and (vi) the United Steelworkers of America, AFL-CIO-CLC.

           Section 328 of the Bankruptcy Code authorizes any official committee to employ professionals. The Court has approved the employment of Hennigan, Bennett & Dorman and Magee, Foster, Goldstein & Sayers, P.C. as general bankruptcy counsel and local (Virginia) counsel, respectively, to the Committee; and the employment of PriceWaterhouseCoopers as the Committee's financial advisors. All Committee professionals are retained on an hourly fee basis.

F. EMPLOYMENT OF CHIEF RESTRUCTURING OFFICER

           Effective January 2, 2001, the Debtors employed Eugene I. Davis as Chief Restructuring Officer of each of the Debtors (the "CRO"). In such capacity, the CRO has had responsibilities for operating the Debtors, consistent with the responsibilities of a Chief Executive Officer subject to reasonable and customary oversight and review by the Debtors' Boards of Directors. Since his employment, the CRO has focused the preponderance of his attention on assisting the Debtors in addressing operational issues and obtaining debtor-in-possession financing and formulating a plan of reorganization.

G. KEY EMPLOYEE RETENTION AND SEVERANCE PROGRAM

           The Debtors are concerned that their ability to preserve the going-concern value of their businesses and assets may be jeopardized if losses of key personnel occur. Further, the Debtors believe it fair and reasonable to protect such personnel with severance payments. Accordingly, after extensive consideration, by motion filed on or about March 21, 2001 (the "Retention Plan Motion"), the Debtors have proposed a retention bonus and severance pay program for certain members of the Debtors' management and other key employees. A hearing on the Retention Plan Motion is scheduled for June 14, 2001.

H. CASH COLLATERAL AND DIP FINANCING

           Pursuant to interim and final cash collateral orders entered on December 8, 2000 and December 28, 2000 ("Cash Collateral Orders"), the Debtors obtained authority to use the cash collateral of the Prepetition Lenders and the 12% Noteholders, pursuant to the terms of a stipulated order, through January 19, 2001. During the first six weeks of the Cases, the Debtors worked diligently with Jackson National Life Insurance Company ("Jackson") to put a postpetition financing facility in place. However, on or about January 10, 2001, Jackson advised the Debtors that it terminated its commitment to provide postpetition financing. Subsequently, the Debtors negotiated, and reached an agreement on debtor-in-possession financing, with another proposed lender, Congress Financial Corporation ("DIP Lender").

           Pursuant to the DIP Facility Agreement, the DIP Lender will provide up to $35 million in revolving loans and letters of credit, such financing arrangements to be based on certain lending formulas, to be subject to certain related sublimits and other terms, and to be secured by first priority liens in substantially all of the Debtors' assets, subordinated to a "carve-out" for certain professionals' fees, fees of the United States Trustee and fees of the clerk of the Bankruptcy Court, and subject to certain permitted liens; provided, however, the first priority liens on certain of the collateral would be subject to a limitation of $10 million.(5) By order dated


----------
(5) Additional details of the terms and conditions of the DIP Facility Agreement are set forth in the final order thereon entered by the Bankruptcy Court on or about April 19, 2001.

April 19, 2001, the Bankruptcy Court approved the DIP Facility Agreement and granted related relief on a final basis. The DIP financing transaction was consummated on April 20, 2001. Thereupon, in accordance with the DIP Facility Agreement, the Prepetition Lender Claims were paid and satisfied in full from a portion of the DIP financing proceeds; provided, however, as of the date of this Disclosure Statement, certain letters of credit issued by the Prepetition Lender (aggregating to approximately $1.13 million) still remain outstanding ("Prepetition LCs"). The DIP Lender has arranged for the issuance of, for the Debtors' account, a letter of credit in favor of the Prepetition Lender to protect the Prepetition Lender in the event of drawings under the Prepetition LCs; further, the parties expect to have the Prepetition LCs replaced shortly by identical letters of credit issued to the beneficiaries of the Prepetition LCs for the Debtors' account pursuant to the DIP Facility Agreement. Thus, the Debtors believe that substantially all of the Prepetition Lender Claims have been satisfied and extinguished as of the date of this Disclosure Statement, with those remaining to be satisfied by replacement and cancellation of the Prepetition LCs in the near future.

I. CHANGE OF VENUE

           Upon motion by the City of Bedford, Virginia, the Delaware Court transferred the venue of these chapter 11 Cases to this Bankruptcy Court pursuant to (amended) order entered February 2, 2001, effective as of said date.

J. CLAIMS PROCESS AND BAR DATE

           The Debtors filed with the Bankruptcy Court individual Schedules of Assets and Liabilities and Statement of Financial Affairs on January 23, 2001. The Bankruptcy Court set April 30, 2001 as the bar date for filing claims (the "Bar Date"). The Debtors and their claims administrators are currently reviewing and evaluating each proof of claim filed prior to the Bar Date to determine whether grounds exist to object to the allowance of such Claims.

           The Debtors project that the Claims asserted against them will be resolved in and reduced to an amount that approximates the Claims contained in Debtors' Schedules. However, the actual aggregate amount of Allowed Claims in any Class may differ significantly from the Debtors' estimates thereof and any variance from such estimates may affect distributions in certain Classes.

K. RESULTS OF POSTPETITION OPERATIONS

           Since the Petition Date, Debtors' sales and operating EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) have decreased relative to prior months. However, Debtors' available cash improved over $6 million in December 2000. Sales and EBITDA in December 2000 were $13.4 million and minus $1.3 million, respectively. These figures compare to average monthly run rates of $18.3 million for sales and $0.2 million for EBITDA over the prior six months. The drop in Debtors' sales volume was partly seasonal (i.e., the month of December is normally a slow month). However, the month of December 2000 had an unusually low number of shipping days due to plant shutdowns designed to reduce inventory. The calendar year 2000 ended with an inventory and receivables investment of approximately $52.9 million, which is unusually low even for that time of year. Additionally, Debtors' sales declined due to both a general slowdown in the economy, and a drastic drop in automotive production; automotive markets make up approximately 30% of Debtors' total revenue.

           As described in Exhibit 4 hereto, the Debtors assume certain results of business operations in the future. With respect to Rubatex's sales, "Fabric Laminates" production is expected to be outsourced and that volume thereof will decrease approximately 25% but subsequently grow, and that there will be no or few "Bondtex" or "Adhesives" products sales. With respect to the Debtors' Bedford facility, "Fabric Laminates" production is expected to be discontinued; the Debtors' cost rationalization and containment measures will be completed this year; productivity improves over 3 years to approximately 19% above pre-strike levels; and scrap rates and material variances return to pre-strike levels. With respect to Debtors' Colt, Arkansas facility, it is assumed that operational difficulties, including quality problems and staffing issues, will be resolved, and that profits will continue to improve relative to last calendar year. With respect to Debtors' Conover, North Carolina facility, the Debtors expect that profitability will gradually improve as a result of growing sales volume, and that there will be no major operational issues. See Exhibit 4 hereto for additional information.

L. PLAN NEGOTIATION

           Prior to and since the filing of these Cases, the Debtors were committed to doing, and believe they have done, everything reasonably possible to file quickly a consensual plan of reorganization. Toward this end, prior to the Petition Date, the Debtors discussed proposed plans and met with certain 12% Noteholders and certain 11 1/4% Noteholders regarding the terms of a consensual reorganization plan. However, after several months, the prepetition negotiations between the 12% Noteholders and the 11 1/4% Noteholders broke down and, ultimately, certain of the 11 1/4% Noteholders filed the involuntary petition that commenced RBX Corp.'s Case. Based upon subsequent discussions, the Plan represents a negotiated restructuring with, and is supported by, the Informal Noteholders Committee, composed of certain holders of the 12% Notes, and the Committee, which represents the collective interest of general unsecured creditors in these Cases.

                                       IV.

                             DESCRIPTION OF THE PLAN

           A DISCUSSION OF THE PRINCIPAL PROVISIONS OF THE PLAN AS THEY RELATE TO THE TREATMENT OF CLASSES OF ALLOWED CLAIMS AND INTERESTS IS SET FORTH BELOW. THE DISCUSSION OF THE PLAN WHICH FOLLOWS CONSTITUTES A SUMMARY ONLY, AND SHOULD NOT BE RELIED UPON FOR VOTING PURPOSES. YOU ARE URGED TO READ THE PLAN IN FULL IN EVALUATING WHETHER TO ACCEPT OR REJECT DEBTORS' PROPOSED PLAN OF REORGANIZATION. IF ANY INCONSISTENCY EXISTS BETWEEN THIS SUMMARY AND THE PLAN, THE TERMS OF THE PLAN CONTROL. ALL CAPITALIZED TERMS NOT OTHERWISE DEFINED HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.

A. OVERVIEW

           The Plan provides for the implementation of an internal reorganization in which all of the Debtors will be merged into a single entity (substantively consolidated) and Reorganized RBX will operate under a new revolving credit facility; provided, however, the Debtors may in their discretion, with the consent of the Informal Noteholders Committee, create one or two subsidiaries or affiliates of Reorganized RBX as of the Effective Date, to which certain assets of the Debtors and Reorganized RBX may be transferred and assigned, for beneficial tax or other corporate purposes. The Plan substantially deleverages the Debtors' balance sheet, allowing Reorganized RBX to direct its attention to solidifying its customer relationships and developing new business opportunities.

           The Plan categorizes the Claims against and Interests in the Debtors into ten (10) Classes. In accordance with the Bankruptcy Code, Administrative and Tax Claims are not classified into Classes. The Plan also provides that expenses incurred by the Debtors during the chapter 11 Cases will be paid in full and specifies the manner in which Holders of Allowed Claims in each Class will be treated. In the event there is any discrepancy between the description of the Plan's treatment of creditors in this Disclosure Statement from that set forth in the Plan, the terms of the Plan are controlling.

B. UNCLASSIFIED CLAIMS

        1. DIP FACILITY CLAIMS

           The DIP Facility Claims are the anticipated Claims of the DIP Lender arising under the DIP Facility Agreement, providing debtor-in-possession financing in the maximum aggregate principal amount of $35 million. As of the Effective Date, the DIP Facility Claims are projected to be approximately $33,049,000, said amount including all payments projected to be made to Creditors on the Effective Date. Prior to the Effective Date, the Debtors expect to draw funds under the DIP Facility Agreement, sufficient to make all distributions to Creditors projected and required to be made on the Effective Date pursuant to Article 5 of the Plan, and the DIP Facility Claims will be satisfied in accordance with the Plan (as further described below) with funds to be provided to Reorganized RBX pursuant to the Exit Financing Agreement.

           Each DIP Facility Claim (other than one based on a reimbursement obligation for an issued and outstanding letter of credit, to the extent such letter of credit is undrawn) that is an Allowed Claim shall be paid by Reorganized RBX, in Cash, in full on the later of (a) the Effective Date and (b) the date such DIP Facility Claim becomes payable pursuant to any agreement between the Plan Proponent and the DIP Lender. Each DIP Facility Claim based on a reimbursement obligation for an issued and outstanding letter of credit, to the extent such letter of credit is undrawn, shall be satisfied, at the Plan Proponent's option, by (a) causing such letter to be returned to the DIP Lender, on the Effective Date or as promptly thereafter as practicable, without any further drawings or (b) causing a back-to-back letter of credit from a reputable financial institution reasonably acceptable to the DIP Lender to be delivered to the DIP Lender on the Effective Date or as promptly as practicable thereafter in the amount of the undrawn portion of the outstanding letter of credit issued by the DIP Lender (in which case the DIP Lender's right to reimbursement from any of the Debtors under the DIP Facility Agreement and DIP Lender's lien on any assets of any of the Debtors shall be deemed terminated) or (c) causing Cash to be delivered to the DIP Lender on the Effective Date or as promptly as practicable thereafter in the amount of the undrawn portion of the outstanding letter of credit issued by the DIP Lender (which cash collateral shall secure, and be the DIP Lender's sole recourse for, the DIP Lender's right to reimbursement from the Plan Proponent and DIP Lender's lien on any other assets of any of the Debtors or Claims against any of the Debtors shall thereupon terminate) or (d) providing to the DIP Lender any other treatment that constitutes the indubitable equivalent of its right to reimbursement with respect to such letter of credit or (e) any other treatment to which the DIP Lender consents that is at least as favorable to the Plan Proponent as the alternatives described in this sentence.

           Notwithstanding any other provision of the Plan, (a) the DIP Facility Claims shall be Allowed Claims in the amount determined by the DIP Lender(s) and agreed to by the Plan Proponent, and (b) the Liens securing such DIP Facility Claims shall remain in full force and effect until all of the DIP Facility Claims are paid in full in Cash or otherwise satisfied as set forth in the Plan, except as otherwise provided in the Plan. Any dispute as to any DIP Facility Claim shall be resolved by the Bankruptcy Court in accordance with the Bankruptcy Code and the Bankruptcy Rules, after notice and a hearing.

        2. OTHER ADMINISTRATIVE CLAIMS

           Administrative Claims are Claims for administrative expenses of the kind described in Section 503(b) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses of preserving the Estates of the Debtors incurred after the commencement of the Cases, Claims for fees and expenses of Professional Persons pursuant to Sections 330 and 331 of the Bankruptcy Code, Claims given the status of Administrative Claims by Final Order of the Bankruptcy Court and fees, if any, due to the United States Trustee under 28 U.S.C. Section 1930(a)(6). The Debtors have estimated that the Administrative Claims payable as of the Effective Date will approximate $2,500,000, which sum does not include the DIP Facility Claims, amounts that are payable in the ordinary course of the Debtors' business and, quarterly fees payable to the Office of the United States Trustee. It also assumes that interim fee applications of Professional Persons are timely paid in accordance with the Bankruptcy Court's order(s) establishing procedures for interim compensation.

           Each Administrative Claim that is an Allowed Claim (other than a DIP Facility Claim) shall be paid by Reorganized RBX in Cash, in full to the Holder thereof on the later of (a) the Effective Date and (b) the Allowance Date of such Administrative Claim; provided, however, that (i) such claim may be treated on such less favorable terms as may be agreed to by such Holder, and (ii) Administrative Claims representing liabilities incurred by the Debtors in the ordinary course of their business during the Cases shall be paid by Reorganized RBX in accordance with the terms and conditions of the particular transactions and agreements relating thereto. All Administrative Claims for which a Proof of Claim is not filed by any applicable Administrative Claim Bar Date for the filing of such Proofs of Claims shall be deemed discharged.

        3. TAX CLAIMS

           Tax Claims are unsecured Claims for any tax, charge, levy, fee, impost or other assessment by a governmental unit to the extent that they are entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that their total tax liability will be approximately $800,000 as of the Effective Date.(6)

           Each Tax Claim that is an Allowed Claim, at the option of Reorganized RBX, will, commencing on the later of the Effective Date or the Allowance Date for such Claim, (a) be paid by Reorganized RBX, in Cash, in full to the Holder thereof; or (b) receive, on account of such Claim, equal Cash payments calculated at the Plan Rate, on each Distribution Date, payable in arrears, over a period not exceeding six (6) years after the date of assessment of such Claim; or (c) be paid on such other terms as have been or may be agreed to by the Holder thereof and Debtors or Reorganized RBX (whichever may be applicable) provided that such terms are no less favorable to Reorganized RBX than the other options available for treatment of such Claim as described in this sentence.

C. DESIGNATION AND TREATMENT OF CLASSES OF CLAIMS

        1. CLASS 1 -- PRIORITY CLAIMS

           Class 1 consists of all Priority Claims, which are Claims, other than Administrative Claims or Tax Claims, to the extent entitled to priority under
Section 507(a) of the Bankruptcy Code. Priority Claims include Claims for wages, salaries and contributions to employee benefit plans, only to the extent that such Claims are entitled to priority under Section 507(a) of the Bankruptcy Code. In light of the payments already made pursuant to the "first day order" authorizing payment of prepetition employee wages and other benefits, Debtors do not


----------
(6) The Debtors believe that their liability with respect to all pre-petition tax claims, whether these are Secured Claims or are Tax Claims, will be approximately $800,000 as of the Effective Date. Although the Debtors have not completed their review, and accordingly reserve their rights to contest the validity, priority and amount of any tax claim, the Debtors believe that a substantial portion of their pre-petition tax liability will constitute Other Secured Claims. Out of an abundance of caution, for purposes of this Disclosure Statement, Debtors have estimated Other Secured Claims (primarily secured tax claims) at approximately $800,000 and Tax Claims at $0.00.

believe that there are any valid Claims in this Class.

           Nonetheless, each Person holding an Allowed Claim in Class 1 will be paid at the applicable Debtor's option, (a) the full amount of such Allowed Claim in Cash on the latest of (i) the Effective Date, (ii) the Allowance Date of such Claim or (iii) the date such Claim becomes payable according to its terms, or (b) on such other terms as may be agreed to by the Holder of such Claim so long as these terms are at least as favorable to Debtors as all other options described in (a) above.

        2. CLASS 2 -- PREPETITION LENDER CLAIMS

           Class 2 consists of all the Claims of the Prepetition Lenders arising under the Prepetition Revolving Credit Documents. Under the Plan, all Allowed Prepetition Lender Claims if not paid in full prior to the Effective Date from the proceeds of the DIP Facility, will be paid at the applicable Debtor's option, (a) the full Allowed Amount of such Allowed Claims in Cash, plus interest at the non-default contract rate of interest on the later of (i) the Effective Date or (ii) the Allowance Date of such Claim, or (b) on such other less favorable terms as may be agreed to by such Holder.

        3. CLASS 3 -- 12% NOTEHOLDER CLAIMS

           Class 3 consists of all the Claims of the 12% Noteholders and the 12% Indenture Trustee against the Debtors arising under or evidenced by the 12% Notes or the 12% Note Indenture and related documents. The Debtors estimate that Class 3 Claims total approximately $111,041,000. as of the Petition Date. On the Effective Date, or as soon as practicable thereafter, each Person holding an Allowed Claim in Class 3 will receive its Pro Rata share of (i) the New 12% Notes and (ii) 950,000 shares representing 95% of the New Common Stock to be issued pursuant to the Plan, subject to dilution from the New Warrants issued under the Plan and the Management Options issued under the Incentive Plan.

           The New 12% Notes will be issued by Reorganized RBX pursuant to the New 12% Note Indenture, in the aggregate principal amount of $25 million and due five (5) years from the Effective Date, provided that interest will be payable in additional New 12% Notes for the first three (3) years and payable in Cash thereafter. These notes will be secured by the same collateral to the same extent as the collateral presently securing the 12% Notes, subject to the terms of the Exit Financing Agreement.

           Reorganized RBX will use its commercially reasonable best efforts to list the New Common Stock on a national securities exchange or qualifying interdealer quotation system. In addition, Reorganized RBX will enter into the Registration Rights Agreement with respect to the New Common Stock and New 12% Notes with the holders thereof, to the extent such holders' resale of the New Common Stock and New 12% Notes would be limited or restricted by the federal securities laws. Pursuant to the Registration Rights Agreement, certain holders of the New Common Stock and New 12% Notes will have, among other rights, rights to require the registration of those securities under the Securities Act of 1933, as amended.

           The 12% Noteholders and 12% Indenture Trustee will not be entitled to assert any Deficiency Claim in respect of the 12% Notes, or otherwise participate or share in distributions to be made pursuant to the Plan in respect of Holders of Claims in Class 5 (Unsecured Claims).

        4. CLASS 4 -- OTHER SECURED CLAIMS

           Class 4 consists of all Secured Claims against any Debtor other than the Prepetition Lender Claims, the 12% Noteholder Claims, Claims with respect to the DIP Facility, and all other Administrative Claims and all Intracompany Claims. Each Allowed Class 4 Claim will be deemed to be a separate subclass for voting and confirmation purposes. The Debtors estimate that Class 4 Claims (primarily, secured tax claims) total approximately $800,000.(7)

           On the later of the Allowance Date for such Claim or the Effective Date, with respect to each Allowed Claim in Class 4, at the option of the Plan Proponent provided in writing prior to the Confirmation Date, (a) the Plan will
(i) not alter the legal, equitable or contractual rights to which such Claim entitles the Holder thereof or (ii) otherwise render such Claim unimpaired pursuant to Bankruptcy Code Section 1124; or (b) the Plan Proponent will elect to


----------
(7) See footnote 6.

distribute to the Holder of an Allowed Claim in Class 4 the property securing such Holder's Claim, in which event the Holder will be entitled within thirty
(30) days of notice of such election to file a proof of claim for any Deficiency Claim entitled to treatment in Class 5, or be forever barred from thereafter asserting a Deficiency Claim against the Debtors or Reorganized RBX; or (c) the Person holding such Claim will be accorded such treatment, including deferred Cash payments, as will be consistent with Bankruptcy Code Section 1129(b); or
(d) the Person holding such Claim will be accorded such other less favorable treatment with respect to such Claim as may be agreed to by such Person; or (e) for any Secured Claim that is a secured Claim because of right of setoff, the Holder of such Claim shall be permitted to offset such Claim against amounts due Reorganized RBX.

        5. CLASS 5 -- GENERAL UNSECURED CLAIMS

           Class 5 consists of all General Unsecured Claims against any Debtor, except the AIP Claim and Claims of Critical Vendors. The Debtors estimate that after the completion of claims objections and payments to critical vendors pursuant to the First Day Orders, total General Unsecured Claims will amount to approximately $129,879,360, which includes the 11 1/4% Noteholder Claims, estimated at $113,453,671.88 as of the Petition Date.

           Each Person holding a Class 5 General Unsecured Claim will receive, on the later of the Allowance Date or the Effective Date, its Pro Rata Share of
(i) 50,000 shares representing 5% of the New Common Stock to be issued pursuant to the Plan, subject to dilution from the New Warrants issued under the Plan and the Management Options issued under the Incentive Plan, and (ii) the New Warrants. The New Warrants to be issued pursuant to the Plan are warrants to purchase shares of New Common Stock that (will) represent 6% of the New Common Stock (on a fully diluted basis after giving effect to the issuance of the New Warrants and Management Options) at an exercise price per share reflecting a total notional enterprise value of $90 million, exercisable for a period of seven (7) years from the Effective Date. The Debtors have assigned an approximate aggregate value for the New Warrants of $268,316.

        6. CLASS 6 -- CLAIMS OF CRITICAL VENDORS

           Class 6 consists of all Claims of Critical Vendors. A Critical Vendor is a Person who has been identified by the Debtors, in their sole discretion, as a "Critical Vendor", as such term is defined in, and pursuant to, the Debtors' "Motion for an Order Authorizing, But Not Requiring, Debtors to Pay Pre-petition Claims of Critical Vendors Pursuant to 11 U.S.C. Section 105(a)" and the order of the Bankruptcy Court thereon. Specifically, Critical Vendors include certain suppliers of raw materials that are critical to the Debtors' manufacturing and processing businesses and certain other trade creditors who have agreed to continue to provide the Debtors with goods and services on terms and conditions that are no less favorable than those provided to the Debtors immediately prior to the Petition Date.

           Each Person holding a Class 6 Allowed Unsecured Claim will be paid such portion of his, her or its Unsecured Claim as provided in any written agreement between such Person and the Debtors reached pursuant to, and in accordance with, the Critical Vendors Order. Any portion of such Person's Unsecured Claim that will not be satisfied under such written agreement between the parties, will be discharged and released as of the Effective Date. Further, as of the Effective Date such written agreements between the Person and the Debtors will be deemed ratified by Reorganized RBX.

        7. CLASS 7

           Intentionally Omitted.

        8. CLASS 8 -- INTRACOMPANY CLAIMS AND THE AIP CLAIM

           Class 8 consists of all Claims asserted by any Debtor against any other Debtor, and the Claims of AIP arising out of or relating to the AIP Management Agreement. Each Person holding an Allowed Claim in Class 8 will not be entitled to, and will not, receive or retain any property or interest in property on account of such Class 8 Claim.

        9. CLASS 9 -- PREFERRED EQUITY INTERESTS IN THE PARENT

           Class 9 consists of all Preferred Equity Interests in the Parent. On the Effective

Date, the Preferred Equity Interests will be cancelled and each Person holding an Interest in Class 9 will not be entitled to, and will not, receive or retain any property or interest in property on account of such Class 9 Interest.

        10. CLASS 10 -- COMMON EQUITY INTERESTS IN ALL DEBTORS

            Class 10 consists of all Interests in the Debtors that are not Preferred Equity Interests, including, without limitation, options, warrants, and other rights to acquire equity interests in any Debtor ("Existing Common Equity Interests"). On the Effective Date, the Existing Common Equity Interests will be cancelled, and each Person holding an Interest in Class 10 will not be entitled to, and will not, receive or retain any property or interest in property on account of such Class 10 Interest.

D. TREATMENT OF ALL CONTRACT AND UNEXPIRED LEASES

        1. ASSUMED CONTRACTS AND UNIMPAIRED CONTRACTS

           Subject to Section 8.5 of the Plan, except as otherwise provided in the Plan or in any order of the Bankruptcy Court, on the Effective Date all contracts, executory contracts and unexpired leases of the Debtors which: (a) are not listed on either the (i) Schedule of Assumed Contracts or (ii) the Schedule of Unimpaired Contracts, both Schedules to be served on the affected parties and filed with the Bankruptcy Court by the Debtors at least ten (10) calendar days before the Confirmation Objection Date, and (b) are not the subject of a motion to assume as of the Confirmation Date, are rejected. The Debtors may amend the Schedule of Assumed Contracts and/or the Schedule of Unimpaired Contracts at any time prior to the Confirmation Hearing by filing such amendment with the Bankruptcy Court and serving it on the parties directly affected by the amendment. Further, the Debtors expect to file a separate motion or motions to assume or reject any of the Debtors' collective bargaining agreements, in accordance with any applicable provisions of Bankruptcy Code
Section 1113. The Debtors will reject the AIP Management Agreement.

           To the extent the Bankruptcy Court, or any other court of competent jurisdiction, determines, either before, on, or after the Effective Date, that any agreement in the form of a lease of real or personal property identified for assumption pursuant to Article 8 of the Plan is, in fact, a secured transaction, the resulting secured indebtedness arising from such determination will be treated in accordance with the applicable section of the Plan. Each executory contract and unexpired lease assumed pursuant to Article 8 of the Plan by any Debtor will revest in, be deemed assigned to, and be fully enforceable by Reorganized RBX or its successor or assignee in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law; provided that, except as otherwise provided in an order of the Bankruptcy Court, any contract or lease identified on the Schedule of Unimpaired Contracts (referenced in clause (ii) above) will be deemed to have been unimpaired and unaffected by the Cases and the parties (or their successors or assignees) to such contract or lease will retain all their respective rights under such contract or lease.

        2. OBJECTIONS TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

           a. OBJECTION PROCEDURE GENERALLY.

              Any party objecting to the Debtors' proposed assumption of an executory contract or unexpired lease based on a lack of adequate assurance of future performance or on any other ground including the adequacy of the "cure" amount set forth in the Schedule of Assumed Contracts, must file and serve a written objection to the assumption of such contract or lease within the deadline and in the manner set forth in the notice accompanying the Schedule of Assumed Contracts. Failure to file an objection within the time period set forth in that notice will constitute consent to the assumption and revestment of those contracts and leases, including an acknowledgment that the proposed assumption provides adequate assurance of future performance and that the applicable "cure" amount set forth in the Schedule of Assumed Contracts is proper and sufficient for purposes of Bankruptcy Code Section 365.

           b. OBJECTION BASED ON GROUNDS OTHER THAN "CURE" AMOUNT.

              If any party timely and properly files, pursuant to Section
8.2(a) of the Plan and the preceding section hereof, an objection to assumption based on any ground other than the adequacy of the applicable "cure" amount set forth in the Schedule of Assumed Contracts, and the Bankruptcy Court ultimately determines that the Debtors cannot assume the executory contract or lease or that the Debtors cannot provide adequate assurance of future performance as proposed or in any modified proposal submitted by the Debtors or Reorganized RBX, then the unexpired lease or executory contract will automatically thereupon be deemed to have been excluded from the Schedule of Assumed Contracts and will be rejected pursuant to Section 8.5 of the Plan.

           c. OBJECTION BASED ON "CURE" AMOUNT.

              If any party timely and properly files, pursuant to Section
8.2(a) of the Plan, an objection to assumption based on the adequacy of the applicable "cure" amount set forth in the Schedule of Assumed Contracts, and such objection is not resolved between the Debtors and the objecting party, the Bankruptcy Court shall resolve such dispute at a hearing to be held at a date to be determined by the Bankruptcy Court. The resolution of such dispute will not affect the Debtors' assumption of the contract or lease that is the subject of such dispute but rather will affect only the "cure" amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtors in their discretion determine that the amount asserted to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may elect to (1) reject the contract or lease pursuant to Section 8.5 of the Plan, or (2) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 8.5 of the Plan pending the outcome of such dispute.

        3. OBJECTIONS TO SCHEDULE OF UNIMPAIRED CONTRACTS

           Any party objecting to the Debtors' designation of a contract or lease on the Schedule of Unimpaired Contracts, must file and serve a written objection to such designation within the deadline and in the manner set forth in the notice accompanying the Schedule of Unimpaired Contracts. Failure to file an objection within the time period set forth in that notice will constitute consent to such designation and treatment set forth in the notice. If any party timely and properly files an objection as described above, and such objection is not resolved between the Debtors and the objecting party, the Bankruptcy Court will resolve such dispute at a hearing to be held at a date to be determined by the Bankruptcy Court.

        4. PAYMENT RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

           If not the subject of dispute pursuant to Section 8.2 of the Plan as of the Confirmation Date, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan will be satisfied by the Debtors, pursuant to Bankruptcy Code Section 365(b): (i) by payment of (1) the applicable "cure" amount set forth in the Schedule of Assumed Contracts, (2) such other amount as ordered by the Bankruptcy Court, or (3) such other amount as agreed upon by the Debtors, in Cash within thirty (30) days following the Effective Date; or (ii) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute pursuant to
Section 8.2 of the Plan, payment of the amount otherwise payable shall be made following entry of a Final Order or agreement by the Debtors or Reorganized RBX, as the case may be.

        5. EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED

           Subject to Section 8.1 of the Plan, effective as of, and subject to the occurrence of, the Effective Date, the executory contracts and unexpired leases not listed on the Schedule of Assumed Contracts will be rejected as of the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections on the Confirmation Date, pursuant to Bankruptcy Code Section 365, effective as of the Effective Date. Any party to an executory contract or unexpired lease subject to rejection as provided herein may file with the Bankruptcy Court and serve on the Debtors an objection to such rejection; provided, however, failure to file any such objection prior to the Confirmation Hearing will constitute an agreement to the rejection.

        6. BAR DATE FOR REJECTION DAMAGES

           If the rejection of an executory contract or unexpired lease pursuant to Section 8.5 of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely filed and is a Secured Claim, will be classified in Class 4, and to the extent that it is timely filed and is an Unsecured Claim, will be classified in Class 5; provided, however, that in either event any Claim arising out of the rejection will be forever barred and will not be enforceable against the Debtors, Reorganized RBX, their affiliates, their successors, estates, or their properties, unless a proof of claim is filed and served on the Debtors or Reorganized RBX within thirty
(30) days after the earlier of (a) the date of entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (b) the Effective Date.

E. MEANS FOR IMPLEMENTATION OF THE PLAN

        1. INTERNAL REORGANIZATION

           The Plan provides for an internal restructuring of the Debtors who will emerge from bankruptcy with a deleveraged capital structure. As of the Effective Date, all of the Debtors will be merged into Reorganized RBX and Reorganized RBX will operate the Debtors' businesses, funded pursuant to the Exit Financing Agreement, including the New Revolving Credit Agreement, the applicable terms of which shall be comparable to those set forth in the DIP Facility Agreement. (See Section III.H hereof for a description of the DIP Facility Agreement.) Also commencing on the Effective Date, New Common Stock and the New 12% Notes will be issued to the 12% Noteholders, and New Common Stock and the New Warrants will be issued to members of Class 5 (General Unsecured Claims), all in accordance with the provisions of the Plan as and to the extent their Claims are Allowed. Plan Documents to implement the restructuring transaction described in this paragraph will be filed with the Bankruptcy Court as early as practicable but in no event later than ten (10) calendar days prior to the Confirmation Hearing.

        2. SOURCES OF FUNDS

           Reorganized RBX intends to enter into the New Revolving Credit Agreement and the New Term Loan Agreement as of the Effective Date for the provision of up to a $55 million credit facility which may be drawn upon to fund payments required to be made on the Effective Date and to provide working capital for the operation of Reorganized RBX. Post-Effective Date payments will be made by Reorganized RBX from operating revenues or such credit facilities. All letters of credit issued and outstanding under the Prepetition Revolving Credit Agreement or the DIP Facility as of the Effective Date will be either replaced by substitute letters of credit or returned and cancelled.

        3. SUBSTANTIVE CONSOLIDATION

           The Plan contemplates and is predicated upon the substantive consolidation of the Cases into a single proceeding; provided, however, as described in Section IV.E.4 hereof, the Debtors may in their discretion, with the consent of the Informal Noteholders Committee, create one or two subsidiaries or affiliates of Reorganized RBX as of the Effective Date, to which certain assets of the Debtors and Reorganized RBX may be transferred and assigned, for beneficial tax or other corporate purposes. On the Effective Date:
(a) all Intracompany Claims will be eliminated and extinguished; (b) all assets and liabilities of the Debtors' Estates will be consolidated into a single estate; (c) all cross-corporate guarantees made by the Debtors before the Effective Date will be eliminated; (d) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors will be deemed to be a single obligation of the consolidated Debtors; (e) any Claims filed or to be filed in connection with any such obligation and such guarantees referenced in subsection (d) above will be deemed to be a single Claim against the consolidated Debtors; (f) each and every Claim filed in the individual Case of any of the Debtors will be deemed to be a single obligation of all of the Debtors under the Plan; and (g) all duplicative claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors (but in no way will such surviving Claim be deemed Allowed by reason hereof). All Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other Person will be discharged, released and of no further force and effect; provided, however, that nothing herein will affect the obligations of each of the Debtors under the Plan.

           Substantive consolidation of the Cases is warranted for various reasons. As described more specifically below, it will avoid substantial and unnecessary administrative expense that would be required by accounting and administering separately the assets and liabilities of each of the affiliated Debtors, and the benefits of consolidation outweigh any harm to an individual creditor.

           RBX Corp. is the direct corporate parent of all the other Debtors, other than RBX Group. RBX Group is a holding company that owns all of the corporate stock of RBX Corp. Debtors have historically utilized consolidated financial statements. As represented to, and approved by, the Bankruptcy Court in Debtors' motion to approve its cash management procedures, income and expenses of the RBX entities generally are collected and paid on a centralized basis, both prior to and after the bankruptcy. Further, the principal components of the debt structure of each of the Debtors (excluding RBX Group which has no material liabilities and no assets other than the stock of RBX Corp.) are identical: The assets of these Debtors are currently fully encumbered by, collectively, the Class 2 Prepetition Lender Claims, the Class 3 12% Noteholder Claims (including replacement Liens in favor of the 12% Indenture Trustee) and the DIP Facility Claims; although unencumbered prior to the Petition Date, the Unencumbered Leases and Neocork Interest are presently subject to Liens of the DIP Lender and replacement Liens of the 12% Indenture Trustee. Otherwise, none of these Debtors have unencumbered assets of material value that would permit Creditors of that particular Debtor to receive any greater distribution than Creditors of any other Debtor, and substantive consolidation will have no adverse effect on any Creditor. See also Section III.A.3 hereof. Conversely, failure to substantively consolidate will impose on the Estates the substantial administrative cost and burden of filing and confirming ten (10) separate plans in these Cases, accounting separately for the assets and liabilities of each of the Debtors, determining Intracompany Claims, and resolving the classification and voting problems that could result from having to classify Claims of one Debtor against the other Debtors.

           Unless the Bankruptcy Court has ordered substantive consolidation of the Cases before the Confirmation Hearing, the Plan will serve as, and will be deemed to be, a motion for entry of an order substantively consolidating the Cases. If no objection to substantive consolidation is timely filed and served by any Holder of a Claim in a Class impaired by the Plan on or before the Confirmation Objection Date or such other date as may be established by the Bankruptcy Court, an order approving substantive consolidation (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Cases solely for purposes of confirmation, consummation and implementation and the objections thereto will be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

        4. POTENTIAL CREATION OF SUBSIDIARIES OR AFFILIATES

           Notwithstanding the foregoing or any provision of the Plan, the Debtors may in their discretion, with the consent of the Informal Noteholders Committee, create one or two subsidiaries or affiliates of Reorganized RBX as of the Effective Date, to which certain assets of the Debtors and Reorganized RBX may be transferred and assigned, for beneficial tax or other corporate purposes.

           The Debtors are contemplating entering into a transaction with a certain third party, with respect to the future operation of the business currently engaged in by OleTex. Although the structure of the possible transaction has not yet been determined by the parties, one possibility is that Reorganized RBX and the third party would each beneficially own a 50% interest in a Reorganized OleTex, an entity separate and apart from Reorganized RBX as of the Effective Date. In order to facilitate any such or like transaction, and for other beneficial tax or business reasons, the Debtors may create one or more subsidiaries or affiliates of Reorganized RBX.

        5. ISSUANCE OF NEW SECURITIES

           As of the Effective Date, Reorganized RBX will be authorized to issue the New 12% Notes, New Common Stock, New Warrants and Management Options for distribution in accordance with the Plan, consistent with the Amended and Restated Charter or other Plan Documents. All shares of New Common Stock issued pursuant to the Plan will be deemed upon such issuance, validly issued, fully paid and non-assessable.

        6. AMENDED AND RESTATED CHARTER AND BY-LAWS

           The Amended and Restated Charter and Amended and Restated By-Laws (and any other Plan Documents necessary to implement the foregoing restructuring transaction) will be deemed adopted as of the Effective Date without further action of the shareholders or directors of the Debtors or Reorganized RBX. The Amended and Restated Charter (and, if appropriate, any such other Plan Documents) will be filed with the Secretary of State of the State of Delaware, which documents will be amended as necessary to prohibit the issuance of non-voting securities required by Bankruptcy Code Section 1123(a).

        7. MANAGEMENT/BOARD OF DIRECTORS

           In accordance with Bankruptcy Code Section 1129(a)(5), the Plan Proponent will disclose, at least ten (10) calendar days prior to the Confirmation Objection Date: (a) the identity and affiliations of any individual proposed to serve, after the Effective Date, as a director or officer of Reorganized RBX; and (b) the identity of any "insider" (as such term is defined in

Bankruptcy Code Section 101(31)) who will be employed and retained by Reorganized RBX and the nature of any compensation for such insider. The Board of Directors of Reorganized RBX will consist initially of the chief executive officer of Reorganized RBX and four (4) other members who will be named and selected by the Informal Noteholders Committee at least ten (10) calendar days prior to the Confirmation Objection Date.

        Certain officers, directors and other insiders (as such term is defined in Section 101(31) of the Bankruptcy Code) of the Debtors may have filed proofs of Claim asserting (i) Administrative Claims and/or Unsecured Claims in unliquidated amounts, generally relating to contingent indemnification Claims and contingent severance pay Claims; and (ii) Unsecured Claims generally relating to these Person's Interests in the Debtors. On account of such Claims and Interests, to the extent they are Allowed Claims or Allowed Interests, these officers, directors and other insiders will receive the same treatment as all other Holders of like Claims and Interests under the Plan. Further, officers and directors of the Debtors and/or Reorganized RBX may be provided with releases, indemnifications and/or other benefits as set forth and in accordance with
Article 12 of the Plan.

        8. INCENTIVE PLAN

           On the Effective Date, Reorganized RBX will institute the Incentive Plan which will provide for the issuance of the Management Options.

        9. PENSION PLANS AND OTHER RETIREE BENEFITS

           Prior to the Petition Date, the Debtors established six defined benefit pension plans for certain of their employees known as the "RBX Corporation 401(k) Retirement Savings Plan", "Midwest Rubber Customs Mixing Corp. Union Hourly Employees Money Purchase Pension Plan", "Hoover-Hanes Rubber Custom Mixing Corp. Union Employees 401(k) Plan", "RBX Corporation Pension Plan for Hourly Employees", "Rubatex Corporation Retirement Plan for Hourly Employees", and "OleTex Corporation Retirement Plan for Hourly Employees" (collectively, the "Pension Plans"). The Pension Plans are covered by Title IV of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. Sections 1301-1461 (1994 and Supp. IV 1998).

           Pursuant to the Plan, on the Effective Date Reorganized RBX will assume the Pension Plans given that such plans provide important benefits to the Debtors' employees, and to the extent provided under such plans and relevant law, will have joint and several liability with all trades or businesses under common control with Reorganized RBX for all obligations thereunder, including, but not limited to, the obligation to fund and maintain the Pension Plans in accordance with 29 U.S.C. Section 1082 and 26 U.S.C. Section 412; provided, however, in the event there exists a Reorganized OleTex, separate and apart from Reorganized RBX (as described in Section IV.E.4 hereof), as of the Effective Date, Reorganized RBX will assume all of the Pension Plans, excluding the OleTex Corporation Retirement Plan for Hourly Employees which shall instead be assumed solely by Reorganized OleTex, and Reorganized OleTex will not assume any other pension obligations.

           The liability of the Debtors with respect to the Pension Plans will not be affected in any way by this reorganization, including by discharge, release or injunction. The Debtors estimate their aggregate liability related to the Pension Plans at approximately $6,000,000. The Debtors do not intend to fund this liability immediately but do intend to assume any ultimate payment obligation.

           Except as otherwise provided in the Plan, any other retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, will continue after the Effective Date in accordance with applicable provisions of the Bankruptcy Code.

        10. CORPORATE ACTIONS

            On the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following: (a) the adoption and the filing with the Secretary of State of the State of Delaware of the Amended and Restated Charter; (b) the adoption of the Amended and

Restated By-Laws; (c) the consolidation, merger and/or combination of some or all of the Debtors as permitted under this Plan; (d) the issuance of an aggregate 1 million shares of the New Common Stock to the 12% Noteholders and Holders of Allowed Claims in Class 5, the issuance of the New 12% Notes to the 12% Noteholders, the issuance of the New Warrants to the Holders of Allowed Claims in Class 5, the execution of the New 12% Indenture and related documents, and the issuance of the Management Options to certain management level employees of Reorganized RBX; (e) the cancellation of all of the shares of the Existing Common Equity Interests and Preferred Equity Interests; (f) the cancellation of the 12% Notes, the 12% Note Indenture and any collateral documents related thereto, provided, however, any charging lien provisions, provisions relating to distributions, provisions for indemnity to the 12% Indenture Trustee, and related provisions in the 12% Note Indenture will continue to be binding as of the Effective Date and are unaffected by the Plan; (g) the cancellation of the 11-1/4% Notes, the 11-1/4% Note Indenture and any documents related thereto, provided, however, any charging lien provisions, provisions relating to distributions, provisions for indemnity to the 11-1/4% Indenture Trustee, and related provisions in the 11-1/4% Note Indenture will continue to be binding as of the Effective Date and are unaffected by the Plan; (h) the cancellation of intracompany notes and other instruments evidencing an Allowed Claim in Class 8;
(i) the execution and the delivery of, and the performance under, each of the Plan Documents and all documents and agreements contemplated by or relating to any of the foregoing; and (j) the removal of all members of the respective Board of Directors of the Debtors and the election of all members of the Board of Directors of Reorganized RBX designated pursuant to the Plan. All matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized RBX and any corporate action required by the Debtors or by Reorganized RBX in connection with the Plan will be deemed to have occurred and will be in effect pursuant to the Bankruptcy Code, without any requirement of further action by the shareholders or the directors of the Debtors or Reorganized RBX.

           On the Effective Date, the appropriate officers of Reorganized RBX are authorized and directed to execute and to deliver the Plan Documents and any other agreements, documents and instruments contemplated by the Plan or the Plan Documents in the name and on behalf of Reorganized RBX. Commencing on the Effective Date, Reorganized RBX will use its commercially reasonable best efforts to list the New Common Stock on a national securities exchange or qualifying interdealer quotation system. Further, pursuant to the New 12% Note Indenture, Reorganized RBX will file such periodic and current reports as if it were a reporting company under the Securities and Exchange Act of 1934. In addition, Reorganized RBX will enter into the Registration Rights Agreement with respect to the New Common Stock and New 12% Notes with the holders thereof, to the extent such holders' resale of the New Common Stock and New 12% Notes would be limited or restricted by the federal securities laws. Pursuant to the Registration Rights Agreement, certain holders of the New Common Stock and New 12% Notes will have, among other rights, rights to require the registration of those securities under the Securities Act of 1933, as amended.

        11. AFFIRMATIVE RIGHTS OF ACTION

           The Debtors have been reviewing available information regarding Rights of Action against third parties, which review has not been completed and is ongoing. In addition, due to the size and scope of the business operations of the Debtors and the multitude of business transactions therein, there may be numerous other Rights of Action which currently exist or may subsequently arise in addition to any matters identified herein. The potential net proceeds from the Rights of Action identified below or which may subsequently arise or be pursued are speculative and uncertain and therefore (except as otherwise provided in this Disclosure Statement) no value has been assigned to such recoveries. The Debtors do not intend, and it should not be assumed that because any existing or potential Right of Action has not yet been pursued by the Debtors or may not fall within the list below, that any such Right of Action has been waived.

           Existing or potential Rights of Action which may be pursued by the Debtors prior to the Effective Date and by Reorganized RBX, after the Effective Date, include, without limitation, the following: (a) any and all Rights of Action relating to the matters listed in Exhibit 2 hereto; (b) any other Rights of Action, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtors' businesses or operations, including, without limitation, the following: the matters (potential Avoidance Rights of Action) listed in Exhibit
2.1 hereto, disputes with suppliers and customers, overpayments, any amounts owed by any creditor, vendor, or other entity, employee, management or operational matters, financial reporting, environmental matters, insurance matters, accounts receivable, warranties, contractual obligations or tort claims which may exist or subsequently arise; (c) any objections to Claims and claims and defenses of the Debtors with respect to objections to Claims; and (d) any and all avoidance claims (including, without limitation, those relating to the matters listed in Exhibit 2.1 hereto) pursuant to any applicable provision of the Bankruptcy Code, including, without limitation, Sections 544, 545, 547, 548, 549, 550, 551, and/or 553 of the Bankruptcy Code, or applicable state law arising from any transaction involving or concerning the Debtors.

        12. PRESERVATION OF ALL RIGHTS OF ACTION

            Except as otherwise expressly provided in the Plan, the Debtors on behalf of themselves and Reorganized RBX reserve all rights to commence and pursue, as appropriate, any and all Rights of Action, whether arising prior to or after the Petition Date, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in the Cases. While the Debtors have attempted to identify in Exhibits 2 and 2.1 hereto the Rights of Action which may be pursued, the failure to list therein any potential or existing Right of Action generally or specifically is not intended to limit the rights of the Debtors or Reorganized RBX to pursue any such action.

            Unless a Right of Action against any Person is expressly waived, relinquished, released, compromised or settled as provided or identified in the Plan or any Final Order, the Debtors on behalf of themselves and Reorganized RBX expressly reserve all Rights of Action for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such Rights of Action upon or after the confirmation or consummation of the Plan. In addition, the Debtors on behalf of themselves and Reorganized RBX expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are defendants or interested parties against any Person.

        13. DISTRIBUTIONS

           a. DISTRIBUTIONS TO DISTRIBUTION AGENT

              On the Effective Date, Reorganized RBX will transmit or cause to be transmitted to the Distribution Agent sufficient Cash and New Securities to make the distributions to the Holders of Allowed Claims required by the Plan to be made on the Effective Date.

           b. DISTRIBUTION AGENT

              The Distribution Agent will be responsible for making all of the distributions required to be made by Reorganized RBX under the Plan. All costs and expenses in connection with such distributions, including, without limitation, the fees and expenses, if any, of the Distribution Agent (including the 12% Indenture Trustee, the 11-1/4% Indenture Trustee or other Person as the case may be), will be borne by Reorganized RBX.

              The Distribution Agent will have the right to employ one or more sub-agents on such terms and conditions as the Distribution Agent and such sub-agent(s) will agree, subject to approval of Reorganized RBX, which approval will not be unreasonably withheld.

              The Distribution Agent will not be required to provide any bond in connection with the making of any distributions pursuant to the Plan.

           c. DATES OF DISTRIBUTIONS

              The Distribution Agent will make each required distribution by the date stated in the Plan with respect to such distribution. Any distribution required to be made on the Effective Date will be deemed to be made on such date if made within thirty (30) days after such date other than Cash to be paid to the Prepetition Lenders and payment on the DIP Facility Claims;

provided, however, any distributions required to be made by the 12% Indenture Trustee and 11-1/4% Indenture Trustee, as Distribution Agent(s), will be deemed to be made on the Effective Date if made as soon as practicable after such date. Any distribution required to be made on the date on which a Claim becomes an Allowed Claim will be deemed to be made on such date if made on the nearest Distribution Date occurring after such date.

           d. DISTRIBUTIONS TO 12% NOTEHOLDERS AND 11-1/4% NOTEHOLDERS

              With respect to and for the purpose of distributions to the 12% Noteholders pursuant to the Plan, the 12% Indenture Trustee will be the Distribution Agent. With respect to and for the purpose of distributions to the 11-1/4% Noteholders pursuant to the Plan, the 11-1/4% Indenture Trustee will be the Distribution Agent.

           e. MANNER OF DISTRIBUTION

              At the option of the Distribution Agent, monetary distributions may be made in Cash, by wire transfer or by a check drawn on a domestic bank. Distribution of New Securities will be made by the issuance and delivery of such securities.

           f. RECORD DATE

              With respect to any distributions to be made to 12% Noteholders or 11-1/4% Noteholders under the Plan, only 12% Noteholders and 11-1/4% Noteholders as of the record date determined by order of the Bankruptcy Court ("Record Date") will be entitled to receive distributions under the Plan. No Person will have any obligation to recognize any transfer of the 12% Notes or 11-1/4% Notes occurring after the Record Date.

           g. UNDELIVERABLE DISTRIBUTIONS

              If a distribution is returned to the Distribution Agent as undeliverable, the Distribution Agent will hold such distribution and will not be required to take any further action with respect to the delivery of the distribution unless and until the Distribution Agent is notified in writing of the then current address of the Person entitled to receive the distribution. Unless and until the Distribution Agent is so notified, such distribution will be deemed to be "Unclaimed Property" and will be dealt with in accordance with
Section 9.7 of the Plan. The

Distribution Agent will not be entitled to vote any New Securities which the Distribution Agent holds as undeliverable.

           h. DISTRIBUTION OF UNCLAIMED PROPERTY

              If any Person entitled to receive Cash or New Securities pursuant to the Plan does not present itself on the Effective Date or on such other date on which such Person becomes eligible for distribution of such Cash or New Securities, such Cash or New Securities will be deemed to be "Unclaimed Property." A list of Unclaimed Property will be filed with the Bankruptcy Court by the Distribution Agent on the first and second annual anniversaries of the Effective Date. Nothing contained in the Plan will require Reorganized RBX (or the Distribution Agent, the 12% Indenture Trustee or the 11-1/4% Indenture Trustee) to attempt to locate such Person. The Unclaimed Property will be set aside and (in the case of Cash) held in a segregated interest-bearing account to be maintained by the Distribution Agent.

              If such Person presents itself within two (2) years following the Effective Date, the Unclaimed Property distributable to such Person, together with any interest or dividends earned thereon, will be paid or distributed to such Person on the next Distribution Date. If such Person does not present itself within the said period of two (2) years following the Effective Date, any such Unclaimed Property and accrued interest or dividends earned thereon will be remitted to Reorganized RBX.

           i. SETOFF

              The Distribution Agent may, but is not required to, set off against any Claim and the distribution to be made pursuant to the Plan in respect of such Claim, any claims of any nature which Debtors or Reorganized RBX may have had against the holder of such Claim. Neither the failure by the Debtors or the Distribution Agent to effect such a setoff nor the allowance of any Claim will constitute a waiver or a release of any claim which the Debtors or Reorganized RBX may have against the Holder of a Claim.

        14. OLD SECURITIES AND INSTRUMENTS

            a. SURRENDER AND CANCELLATION OF INSTRUMENTS

               As a condition to receiving any distribution pursuant to the Plan, each Person holding an instrument evidencing an existing Claim against a Debtor must surrender such instrument to the Distribution Agent; provided that, in the event such Person fails to surrender such instrument within one year of the Effective Date (or in the case of a Person holding a 11-1/4% Note or 12% Note, within two years of the Effective Date), that Person will be deemed to have forfeited his, her or its right to receive any distribution under the Plan and such Person will be forever barred from asserting any such Claim against Reorganized RBX or its property; and provided further that, in such event as described above, any New Securities or Cash held for distribution on account of such Claim will be treated as Unclaimed Property in accordance with Section 9.7 hereof. Notwithstanding any of the foregoing, the surrender and cancellation of the 12% Notes and 11-1/4% Notes will continue to be governed and bound by the provisions relating to such matters in the 12% Note Indenture and 11-1/4% Note Indenture, respectively.

           b. RIGHTS OF PERSONS HOLDING OLD SECURITIES

              As of the Effective Date (a) all Existing Common Equity Interests and Preferred Equity Interests will be deemed automatically cancelled and deemed void and of no further force or effect, without any further action on the part of any Person, and (b) the Debtors' obligations under such securities will be deemed discharged. Until the Persons holding, or having a beneficial interest in, the securities as of the Record Date or their lawful successors and assigns surrender the instruments which had previously evidenced the securities, or otherwise comply with Section 9.4.1 of the Plan, such Persons will have no rights (and such instruments will evidence no rights) except to surrender such instruments, or otherwise comply with such Section, and to receive in exchange therefor the distributions, if any, to which such Persons are entitled pursuant to the provisions of Article 5 of the Plan. Holders of 12% Notes and 11-1/4% Notes will have no recourse against Reorganized RBX on account of obligations evidenced by such notes, except as provided in the Plan.

        15. CANCELLATION OF LIENS

            Except as otherwise provided in the Plan including Section 2.1.1 thereof and excluding any charging Liens provided for under the 12% Note Indenture or the 11-1/4% Note Indenture, on the Effective Date, any Lien securing any Secured Claim will be deemed released, and the Person holding such Secured Claim will be authorized and directed to release any collateral or other property of the Debtors (including, without limitation, any cash collateral) held by such Person and to take such actions as may be requested by Reorganized RBX to evidence the release of such Lien, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by Reorganized RBX at the sole expense of Reorganized RBX.

        16. FRACTIONAL SECURITIES AND ROUNDING OF PAYMENTS

            No fractional shares or applicable units of New Common Stock, New Warrants or New 12% Notes will be issued under the Plan, and each Person otherwise entitled to receive an amount of said instruments that includes fractional amounts will receive an amount of said instruments as shall reflect a rounding down of such fraction to the nearest whole unit; provided further, with respect any fractional amount of New Common Stock and New 12% Notes that would otherwise be remitted to a Person under the Plan, Reorganized RBX will pay a Cash adjustment to the Person in respect of such fractional amount, such payment(s) to be delivered to the 12% Indenture Trustee or 11-1/4% Indenture Trustee or other Distribution Agent, as appropriate, on behalf of and to be remitted to said Person.

            With respect to any Claims other than 12% Noteholder Claims and 11-1/4% Noteholder Claims, whenever payment of a fraction of a cent on account of such Claim would otherwise be called for, the actual payment will reflect a rounding down of such fraction to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash will be treated as "Unclaimed Property" under the Plan.

        17. NO DE MINIMUS DISTRIBUTIONS

            Notwithstanding any other provision in the Plan or Disclosure Statement, no Cash payment of less than ten dollars ($10.00) will be made by the Debtors, Reorganized RBX, Reorganized OleTex (if applicable), and the Distribution Agent on account of any Allowed Claim, including any Cash adjustments described in Section 9.5 of the Plan and Section IV.E.16 hereof, nor shall any of the foregoing entities be obligated to make any such de minimus Cash payment, unless a specific request for payment is made in writing by the Holder of such Claim to the relevant foregoing entity(ies).

        18. COMPLIANCE WITH TAX REQUIREMENTS

            Reorganized RBX will comply with all withholding and reporting requirements imposed by federal, state or local taxing authorities in connection with making distributions pursuant to the Plan.

           In connection with each distribution with respect to which the filing of an information return (such as Internal Revenue Service Form 1099 or 1042) or withholding is required, Reorganized RBX will file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution, or effect any such withholding and deposit all moneys so withheld to the extent required by law. With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by Reorganized RBX (or the Distribution Agent), Reorganized RBX may, at its sole option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received; provided, however, that Reorganized RBX will not be obligated to liquidate New Securities to perform such withholding.

        19. LITIGATION AND OBJECTION TO CLAIMS

            a. RIGHTS OF ACTION

            All Avoidance Rights of Action, unless expressly waived, relinquished, compromised or settled in the Plan or in a Final Order, are reserved and will vest in the

Reorganized RBX, which may pursue such Avoidance Rights of Action.

           b. OBJECTIONS TO CLAIMS AND OTHER RIGHTS OF ACTION

              Prior to the Effective Date, the Debtors will be responsible for pursuing any objection to the allowance of any Claim and Rights of Action; provided, however, under the Bankruptcy Code, any party in interest, including the Committee, can object to Claims prior to the Effective Date. From and after the Effective Date, Reorganized RBX will be responsible for pursuing any objection to the allowance of any Claim and Rights of Action, including Avoidance Rights of Action. Unless another date is established by the Bankruptcy Court or the Plan, any objection to a Claim must be filed with the Bankruptcy Court and served on the Person holding such Claim by one hundred twenty (120) days after the Effective Date. Reorganized RBX will have the right to petition the Bankruptcy Court with notice for an extension of such date if a complete review of all Claims cannot be completed by such date.

           c. TREATMENT OF DISPUTED CLAIMS

              (1) No Distribution Pending Allowance

           If any portion of a Claim is a Disputed Claim, no payment or distribution provided for under the Plan will be made on account of the portion of such Claim that is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

               (2) Distribution After Allowance

           On the next Distribution Date following the date on which a Disputed Claim becomes an Allowed Claim, the Distribution Agent will distribute to the Person holding such Claim any Cash or New Securities that would have been distributable to such Person if such Claim had been an Allowed Claim on the Effective Date.

               (3) Reserves for Disputed Claims

           In the event that Disputed Claims are pending, the Distribution Agent will establish reasonable reserves for such Disputed Claims in amounts to be approved by the Bankruptcy Court upon application by Reorganized RBX, and the aggregate property to be distributed to holders of Allowed Claims on any Distribution Date will be adjusted to reflect such reserves. Notwithstanding the foregoing, reserves for Disputed Claims will not be required to the extent that Reorganized RBX maintains sufficient availability under its New Revolving Credit Agreement to satisfy such Disputed Claims if and when Allowed.

        20. RELEASES, INJUNCTIONS AND EXCULPATION

            a. RELEASE OF RELEASEES BY DEBTORS

               From and after the Effective Date, each of the present and former stockholders, directors, officers, agents or employees, attorneys, or advisors of the Debtors or Reorganized RBX, the successors and assigns of such parties and any Person claimed to be liable derivatively through any of the foregoing (the "Releasees"), will be released by the Debtors, their respective subsidiaries and any Person claiming by, through or under any of them, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any Debtor or any of their respective subsidiaries is entitled to assert in its own right or on behalf of the Holder of any Claim or Interest or other Person, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or prior to the Effective Date. The Debtors are not aware of any such claims, obligations and liabilities, as described in the preceding sentence, against the Releasees. Notwithstanding any of the foregoing, the Releasees will not be released from any claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, arising under executory contracts assumed under the Plan or acts or omissions which are the result of fraud, gross negligence, willful misconduct or willful violation of the law.

            b. RELEASE OF RELEASED PARTIES

               Except as otherwise specifically provided in the Plan, in consideration for the distributions received under the Plan, the Debtors and all Holders of Claims will be deemed to have released, remised and forever discharged: (a) the Debtors and Reorganized RBX; and (b) affiliates of the Debtors or Reorganized RBX, present and former stockholders, directors, officers, agents, employees, attorneys, or advisors of the Debtors or Reorganized RBX, the successors and assigns of such parties, and any Person claimed to be liable derivatively through any of the foregoing (such parties described in the preceding clauses (a) and (b) above, collectively, the "Released Parties") of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, promises, damages, claims and liabilities whatsoever, known or unknown, arising from a Claim or based upon the same subject matter as a Claim or Interest and existing on the Petition Date or which thereafter could arise based on any act, fact, transaction, cause, matter or thing which occurred prior to the Petition Date, except as to acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code. Notwithstanding the preceding language, any Person entitled to vote on the Plan will have the right, by so designating on their voting ballot, to elect not to join in the release of the Released Parties described and listed in Section
12.2 of the Plan. The release of the Released Parties so specified will not be binding on any Person who makes such designation on its voting ballot. ANY PARTY WHO DOES NOT RETURN A BALLOT WHICH AFFIRMATIVELY ELECTS AGAINST GRANTING THE RELEASE DESCRIBED HEREIN WILL BE CONCLUSIVELY DEEMED TO HAVE JOINED IN THE RELEASE OF THE RELEASED PARTIES (I.E., IN ORDER TO AVOID BEING DEEMED TO HAVE RELEASED THE RELEASED PARTIES, A PERSON ENTITLED TO VOTE UNDER THE PLAN MUST BOTH RETURN A BALLOT AND AFFIRMATIVELY ELECT ON SUCH BALLOT AGAINST GRANTING THE RELEASE DESCRIBED HEREIN AND THEREIN). The Debtors have been informed and understand that each member of the Committee and of the Informal Noteholders Committee has agreed to be bound by the releases, and will not make an election on its ballot to opt out of the releases.

           Except as otherwise specifically provided in the Plan and except to the extent Persons have elected against such releases, any Person accepting any distribution pursuant to the

Plan will be presumed conclusively to have released the Released Parties from any cause of action arising from or based on the same subject matter as the Claim or Interest, except as to acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal and state securities laws or the Internal Revenue Code. The release described in the preceding sentence will be enforceable as a matter of contract. Subject to Bankruptcy Code Sections 524 and 1141, the releases described herein will not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the releases provided to the Released Parties will not apply to the claims, if any, of the United States. The Debtors are not aware of any such claims, obligations and liabilities, against the Released Parties.

           The releases described in Article 12 of the Plan and herein are in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally, by the Debtors or Reorganized RBX to any other Person.

           c. INJUNCTIONS AND STAYS

           Unless otherwise provided in the Plan or the Confirmation Order, all injunctions and stays provided for in the Cases pursuant to Bankruptcy Code Sections 105 and 362 or otherwise in effect on the Confirmation Date, will remain in full force and effect until the Effective Date. From and after the Effective Date, all Persons are permanently enjoined from, and restrained against, commencing or continuing in any court any suit, action or other proceeding, or otherwise asserting any claim or interest, seeking to hold (a) Reorganized RBX or any of its subsidiaries, (b) the property of Reorganized RBX or any of its subsidiaries, (c) any of the Releasees and Released Parties, (d) the Committee or any of its members or (e) any of the Prepetition Lenders, the 12% Indenture Trustee, the 12% Noteholders, the 11-1/4% Noteholders, the 11-1/4% Indenture Trustee, or the DIP Lender (or their respective officers, directors, employees and other agents, advisors, attorneys and accountants, successors or assigns) liable for any claim, obligation, right, interest, debt or liability that has been discharged or released pursuant to Sections

11.1, 12.1 or 12.2 of the Plan.

           The satisfaction, release and discharge granted pursuant to the Plan will also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or cause of action satisfied, released or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by Sections 524 and 1141 thereof, provided that nothing in the Plan will restrain and enjoin Persons who are holders of Claims against and Interests in the Estates from taking any action to enforce liability arising from fraud, gross negligence, willful misconduct, or willful violation of federal or state securities laws or the Internal Revenue Code. Subject to the discharge granted under Bankruptcy Code Sections 524 and 1141, the injunction described herein will not preclude police, federal tax, or regulatory agencies from fulfilling their statutory duties. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the injunction provided for herein will not apply to bar the claims, if any, of the United States as against the Released Parties.

           d. EXCULPATION

           None of the Debtors, the Releasees or Released Parties, the 12% Noteholders, the Informal Noteholders Committee, the 12% Indenture Trustee, the 11-1/4% Noteholders, the 11-1/4% Indenture Trustee, the Prepetition Lenders, the DIP Lender, the Committee, nor any of the respective members, officers, directors, employees and other agents, advisors, attorneys and accountants of any of the foregoing will have any liability to any Holder of any Claim or Interest or other Person for any act or omission in connection with or arising out of the administration of the Cases, including, without limitation, the negotiation, preparation and pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan except for liability based on willful misconduct or gross negligence as finally determined by the Bankruptcy Court or as otherwise set forth in Section 12.1 of the Plan. Each of the Reorganized RBX entities and their respective officers, directors, employees and other agents, advisors, attorneys and accountants will be entitled to rely, in every respect, upon the advice of counsel with respect to their duties and responsibilities under the Plan.

        21. INDEMNIFICATION OBLIGATIONS

            a. POST-CONFIRMATION INDEMNITY INSURANCE

               As of the date of this Disclosure Statement, the Debtors' officers and directors are covered under certain director and officer liability insurance policies (the "Current Policies") with an aggregate liability limit of $4,000,000. Solely to the maximum extent of applicable and available directors and officers liability coverage, Reorganized RBX will assume Debtors' indemnity obligations to, and continue to indemnify and hold harmless those officers and directors of Debtors serving at any time during the pendency of the Cases (such officers and directors are referred to herein as the "Indemnified Officers and Directors") pursuant to RBX's Certificate of Incorporation as modified by the Plan (the "Certificate of Incorporation"), with such indemnification obligations including to the fullest extent permitted by Delaware law any liability arising out of pre-Petition Date and/or post-Petition Date activities of the Debtors. Reorganized RBX will obtain and maintain for a period of not less than five (5) years pre-paid, fully-earned premium, indemnity insurance policies ("Post-Confirmation Policies") covering the Indemnified Officers and Directors and the officers and directors of the Reorganized RBX on terms no less favorable than are provided in the Current Policies, having terms of no less than five (5) years. The Debtors believe that the indemnification obligations described above are commercially reasonable and necessary for the Debtors' operations in that without such indemnification, it would be extremely difficult, if not impossible, to retain individuals to serve as officers and directors during the Cases.

           b. CONTINUING INDEMNIFICATIONS

              The obligations of the Debtors and Reorganized RBX pursuant to law, contract, their respective certificates of incorporation or bylaws, pursuant to the Plan or otherwise to indemnify, or to pay contribution or reimbursement to, the Indemnified Officers and Directors in respect of legal fees, costs, expert advice, witness expenses, settlement or payment of indemnified claims incurred by the Indemnified Officers and Directors (collectively, the "Indemnity Claims") will be assumed by Reorganized RBX, solely to the maximum extent of applicable and available directors and officers liability insurance, and accordingly, will not be discharged or impaired by reason of confirmation of the Plan or otherwise, will not be subordinated under Bankruptcy Code Section 510 or otherwise and will not be disallowed under Bankruptcy Code Section 502(e) or otherwise. Indemnity Claims will include fees, costs, and expenses incurred by any Indemnified Officer or Director in contesting any denial of coverage under the Current and Post-Confirmation Policies. Upon written request of any one or more Indemnified Officers and Directors, the Board of Directors may, in its reasonable discretion, apply funds that would be used in respect of the defense of an indemnified claim to the settlement thereof if such settlement payment will be less than the reasonably anticipated cost of such a defense and such application would be in the best interests of Reorganized RBX. Any liability of the Debtors described in this paragraph which is attributable to the period from the Petition Date to the Effective Date and which under the Bankruptcy Code has the priority of an expense of administration will be entitled to such priority.

        22. DISMISSAL OF CERTAIN PROCEEDINGS

            As of the Effective Date, both the Committee Avoidance Litigation and the Valuation Motion will be dismissed with prejudice.

F. CONDITIONS PRECEDENT TO PLAN CONFIRMATION

            It shall be a condition precedent to the confirmation of the Plan that on or prior to the Confirmation Date, the Bankruptcy Court will have entered one or more orders which will be in full force and effect and not stayed and which will:

            (a) decree that the Plan and the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Effective Date that are inconsistent therewith;

            (b) authorize the implementation of the Plan in accordance with its terms, including, without limitation, the execution and delivery of the agreements and instruments entered into pursuant to the Plan (including, without limitation, each of the Plan Documents);

            (c) contain findings supported by evidence adduced at the Confirmation Hearing and order that: (i) upon the occurrence of the Effective Date, all New Securities and Plan Documents, including the New 12% Note Indenture, are authorized by all corporate action; (ii) any liens and security interests granted by such documents are valid, binding and enforceable, subject to no prior liens, except as may be provided in such documents; and (iii) pursuant to Bankruptcy Code Section 1146(c), the issuance of the New Securities and the grant of liens and security interests described in the preceding clause are not subject to any stamp, real estate, or transfer tax, and that all recording officers shall record the same without imposition of any charge;

            (d) issue the injunction and authorize the issuance of any releases and exculpations as set forth in the Plan, effective as of the Effective Date;

            (e) decree that, on the Effective Date, the transfers of assets by the Debtors contemplated by the Plan (i) are or will be legal, valid and effective transfers of property, (ii) vest or will vest in the transferee good title to such property free and clear of all Claims, Interests and Liens, except those provided for in the Plan or the Confirmation Order, (iii) do not or will not constitute fraudulent conveyances under any applicable law and (iv) do not and will not subject the Debtors, Reorganized RBX or property so transferred to any liability by reason of such transfer under applicable law or any theory of law including, without limitation, any theory of successor or transferee liability; confirm the Plan and authorize its implementation in accordance with its terms; and

           (f) substantively consolidate the Estates for purposes of the Plan. It shall also be a condition precedent to the confirmation of the Plan that the Debtors shall have received a signed commitment for the New Revolving Credit Agreement which is in form and substance acceptable to the Debtors, the 12% Indenture Trustee and the Informal Noteholders Committee; and that the Confirmation Hearing shall have been commenced by July 15, 2001.

G. CONDITIONS PRECEDENT TO PLAN EFFECTIVENESS

           It shall be a condition precedent to the effectiveness of the Plan that:

           (a) The orders referred to in Section 13.1 of the Plan, including, without limitation, the Confirmation Order, are Final Orders;

           (b) All agreements and instruments contemplated by, or to be entered into pursuant to, the Plan and its provisions, including, without limitation, the New 12% Indenture, the New 12% Notes, the New Revolving Credit Documents and each of the other Plan Documents necessary for effectuation of the Plan, have been duly and validly executed and delivered, or deemed executed by the parties thereto and all conditions to their effectiveness have been satisfied or waived;

           (c) The New 12% Indenture is qualified under the Trust Indenture Act of 1939, as amended.

           (d) All DIP Facility Claims, in such amounts as approved by the Bankruptcy Court, have been paid in Cash in full and discharged;

           (e) The Effective Date shall be no later than August 15, 2001, unless extended with the consent of the Informal Noteholders Committee and the 12% Indenture Trustee; and

           (f) A Final Order or Final Orders shall have been entered, dismissing with prejudice the Valuation Motion and the Committee Avoidance Litigation.

H. RETENTION OF JURISDICTION

           Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over the Cases and any of the proceedings related to the Cases pursuant to Bankruptcy Code Section 1142 and 28 U.S.C. Section 1334 to the fullest extent permitted by the Bankruptcy Code and other applicable law, including, without limitation, such jurisdiction as is necessary to ensure that the purpose and intent of the Plan are carried out. Without limiting the generality of the foregoing, the Bankruptcy Court will retain jurisdiction for the following purposes:

           (a) to hear and determine any and all objections to the allowance, or requests for estimation, of Claims or the establishment of reserves pending the resolution of Disputed Claims;

           (b) to consider and act on the compromise and settlement of any Claim against, or cause of action on behalf of, any Debtor or any Estate;

           (c) to hear and determine any disputes relating to the rejection or assumption of any executory contract or unexpired lease, or the Debtors' designation of any agreement on the Schedule of Unimpaired Contracts referenced in Section 8.1 of the Plan, and to determine the allowance of any Claim resulting therefrom;

           (d) to enter such orders as may be necessary or appropriate in connection with the recovery of the Debtors' assets wherever located;

           (e) to hear and determine any and all applications for allowance of compensation and reimbursement of expenses;

           (f) to hear and determine any and all controversies, suits and disputes arising under or in connection with the interpretation, implementation or enforcement of the Plan and any of the documents intended to implement the provisions of the Plan or any other matters to be resolved by the Bankruptcy Court under the terms of the Plan;

           (g) to hear and determine any motions or contested matters involving Taxes, tax refunds, tax attributes and tax benefits and similar and related matters with respect to any Debtor arising prior to the Effective Date or relating to the administration of the Cases, including, without limitation, matters involving federal, state and local Taxes in accordance with Bankruptcy Code Sections 346, 505 and 1146;

           (h) to hear and determine any and all applications, adversary proceedings and contested matters pending on the Effective Date or that may be commenced thereafter as provided in the Plan;

           (i) to effectuate distributions under and performance of the provisions of the Plan;

           (j) to hear and determine any applications to modify any provision of the Plan to the full extent permitted by the Bankruptcy Code;

           (k) to correct any defect, cure any omission or reconcile any inconsistency in the Plan, the exhibits to the Plan and annexes thereto, including any of the Plan Documents, or any order of the Bankruptcy Court, including the Confirmation Order, as may be necessary to carry out the purposes and intent of the Plan;

           (l) to determine such other matters as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;

           (m) to enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings issued or entered in connection with the Cases or the Plan;

           (n) to enter such orders as may be necessary or appropriate in aid of confirmation and to facilitate implementation of the Plan, including, without limitation, any stay orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, revoked, modified or vacated;

           (o) to remand to state court any claim, cause of action, or proceeding involving any of the Debtors that was removed to federal court in whole or in part in reliance upon 28 U.S.C. Section 1334;

           (p) to determine any other matter not inconsistent with the Bankruptcy Code; and

           (q) to issue a final decree closing the Cases.

I. DISSOLUTION OF THE COMMITTEE

           The Committee will be dissolved and the employment of professionals by the Committee will be deemed terminated on the Effective Date; provided, however, that following the Effective Date, the responsibilities of the Committee and its professionals will be limited to the preparation of their respective fee applications.

J. SERVICES BY AND FEES FOR PROFESSIONALS AND CERTAIN PARTIES

           Fees and expenses for the professionals retained by the Debtors or the Committee for services rendered and costs incurred after the Petition Date and prior to the Effective Date will be fixed by the Bankruptcy Court after notice and a hearing and such fees and expenses will be paid by Reorganized RBX (less deductions for any and all amounts thereof already paid to such Persons) within five (5) Business Days after a Final Order of the Bankruptcy Court approving such fees and expenses. From and after the Effective Date, Reorganized RBX will, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the Professional Persons thereafter incurred by Reorganized RBX related to the implementation and consummation of the Plan and the prosecution of any objections to claims, litigation, or other rights of action reserved by the Debtors under the Plan.

                                       V.

                            VALUATION AND PROJECTIONS

A. ASSETS

           Attached hereto as Exhibit 3 is a summary of the real and personal property assets of the Debtors on a consolidated basis. Except as otherwise provided, the values set forth on Exhibit 3 represent net book values. The reorganization value of the Debtors' assets, as a comparison to liquidation value, is set forth on Exhibit 5 hereto.

B. LIABILITIES

        1. ADMINISTRATIVE CLAIMS

           The Debtors have estimated that the Administrative Claims payable as of the Effective Date will approximate $2,500,000. This sum does not include (a) amounts that are payable in the ordinary course of the Debtors' business, or (b) the quarterly fees payable to the Office of the United States Trustee, which are now and will be kept current.

        2. DIP FACILITY CLAIMS

           The Claims of the proposed DIP Lender arising under its postpetition credit agreement with the Debtors providing debtor-in-possession financing in the maximum aggregate principal amount of $35 million, are projected to be $33,049,000 as of the Effective Date, such amount to be paid on the Effective Date.

        3. TAX CLAIMS

           The Debtors estimate that the total Allowed tax liability as of the Effective Date will total no more than $800,000 (see discussion of "Miscellaneous Secured Claims", below and note 6 hereof).

        4. PRIORITY CLAIMS

           Debtors estimate that there will be no Allowed Priority Claims.

        5. PREPETITION LENDERS CLAIMS

           The Debtors estimate that all unpaid Allowed Prepetition Lender Claims will be fully satisfied with proceeds of the DIP Facility, prior to the Effective Date. See Section III.H hereof.

        6. CLAIMS OF 12% NOTEHOLDERS

           Debtors estimate that the total Allowed 12% Noteholder Claims amount to approximately $111,041,000.

        7. MISCELLANEOUS SECURED CLAIMS

           The Debtors estimate that secured tax claims total approximately $800,000 as of the Petition Date.

        8. CURE PAYMENTS FOR THE ASSUMPTION OF EXECUTORY CONTRACTS

           Debtors project that the amounts required to "cure" defaults under executory contracts to be assumed by Reorganized RBX pursuant to Section 365(b) of the Bankruptcy Code will be equal to the amounts set forth in the Scheduled of Assumed Contracts to be served and filed no later than ten (10) calendar days before the Confirmation Objection Date set by the Bankruptcy Court for the submission of objections to confirmation of the Plan.

        9. CRITICAL VENDOR CLAIMS

           The Debtors have entered, or expect shortly to enter, into agreements with approximately 30-40 Critical Vendors pursuant to which the Debtors expect to pay an aggregate of approximately $8 million by the Effective Date. As of the date of this Disclosure Statement, the Debtors have paid an aggregate of approximately $5 million to Critical Vendors pursuant to the Critical Vendors Order.

        10. UNSECURED CLAIMS

            The Debtors believe that the total Unsecured Claims in these Cases, including Claims arising from the rejection of executory contracts, Reclamation Claims and the 11-1/4% Noteholder Claims, but excluding any Deficiency Claim in respect of the 12% Notes, will amount to approximately $129,879,360, after giving effect to payments to critical vendors pursuant to First Day Orders. This estimated figure includes the 11-1/4% Noteholder Claims, which is estimated at $113,453,671.88 as of the Petition Date.

        11. RECLAMATION CLAIMS

            The Debtors received Reclamation Claims in the aggregate amount of $1.55 million. Based on the Debtor's analysis of these Reclamation Claims, the Debtors believe that the maximum liability on account of such claims is $620,000. However, inasmuch as the 12% Noteholders hold a "floating lien," the Debtors believe that the court will ultimately determine that the value of these claims is $0.

C. BAR DATE FOR ADMINISTRATIVE CLAIMS

           The Plan provides that requests for payment of Administrative Claims (other than (a) Claims relating to the assumption of executory contracts, and (b) Claims for which a request has already been filed) must be filed and served on Debtors, the Committee, and the U.S. Trustee no later than sixty (60) days after the Effective Date; provided, however, Professional Persons or other entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) and 1103 for services rendered prior to the Effective Date will file and serve on all parties entitled to notice thereof, an application for final allowance of compensation and reimbursement of expenses no later than twenty (20) days after the Effective Date in accordance with the various orders of the Bankruptcy Court establishing procedures for submission and review of such applications. All such requests for payment of

Administrative Claims and applications for final allowance of compensation and reimbursement of expenses will be subject to authorization and approval of the Bankruptcy Court. The Debtors or Reorganized RBX will have sixty (60) days from the date an Administrative Claim, other than an administrative claim of a Professional Person, is served in accordance with the Plan to bring an objection to such Claim. Any objections to fee applications for final allowance of compensation and reimbursement of expenses of Professional Persons must be filed and served within twenty (20) days of service of the relevant fee application. The Plan also contains special provisions regarding the payment of the fees and expenses of the 12% Indenture Trustee, 11-1/4% Indenture Trustee and professionals retained by the Informal Noteholders Committee.

D. FUNDS TO BE DISTRIBUTED ON THE EFFECTIVE DATE

           As described in Section IV.B.3 hereof, prior to the Effective Date, the Debtors expect to draw funds under the DIP Facility Agreement, sufficient to make all distributions to Creditors projected and required to be made on the Effective Date pursuant to Article 5 of the Plan, and the DIP Facility Claims will be satisfied in accordance with the Plan with funds to be provided to Reorganized RBX pursuant to the Exit Financing Agreement. As of the Effective Date, the DIP Facility Claims are projected to be approximately $33,049,000, said amount including all payments projected to be made to Creditors on the Effective Date.

E. PROJECTED CASH BALANCE ON THE EFFECTIVE DATE

           The Debtors expect to have sufficient Cash and/or borrowing availability under the Exit Financing Agreement on the Effective Date to make the above-described payment(s) on the Effective Date.

F. POST-CONFIRMATION PROJECTIONS

           Projections of management's expected results of operations, cash flow and ending balance sheets for fiscal years 2001 through 2003 ("Projections") are attached hereto as Exhibit 4. The Projections incorporate fresh start accounting. The Debtors believe the Projections demonstrate that the Plan is feasible.

                                       VI.

                                  RISK FACTORS

           The following is intended as a summary of certain material risks associated with the Plan. This summary is not exhaustive and must be supplemented by an analysis and evaluation of the Plan and this Disclosure Statement as a whole by each Holder of an impaired Claim or Interest.

A. BUSINESS RISKS

        1. INDUSTRY CONDITIONS

           There can be no assurance that the industry conditions under which the Debtors operate will enable them to achieve the revenues, or the gross margins thereon which the Debtors have relied upon to project future business prospects. Demand for certain of their products is affected by, among other things, the relative strength or weakness of the Debtors' customers, relevant industry and events, such as regulatory requirements, trade agreements and labor disputes. Further, a downturn in the U.S. economy could result in a decline in the results of Reorganized RBX's operations or a deterioration in financial condition. If demand changes and Reorganized RBX fails to respond accordingly, results of operations could be adversely affected in any given quarter.

        2. RELIANCE ON MAJOR CUSTOMERS

           The loss of one or some of the Debtors' major customers or a significant decrease in demand could have a material adverse effect on results of operations and financial condition. In particular, many of the end users of the Debtors' products typically experience cyclical fluctuations in revenues and earnings. Such downturns may adversely affect the demand for certain of the Debtors' products, and general recessionary or slow growth economic conditions would likely have an adverse effect on the Debtors' sales. Although the Debtors' management believes that the breadth of Debtors' products and the diversity of the customer base should provide some protection against cyclical downturns in the business of certain of Debtors' customers, no assurance can be given that the Debtors will not experience declining revenues in the future.

        3. FINANCIAL CONDITION/ABILITY TO SERVICE DEBT

           The Debtors' ability to make scheduled payments of principal and interest or to refinance their obligations with respect to their indebtedness will depend on their financial and operating performance, which, in turn, will be subject to prevailing economic conditions and to certain financial, business and other factors beyond their control. There can be no assurance that the Debtors' operating results, cash flow and capital resources will be sufficient for payment of their indebtedness in the future. The Debtors do not currently intend to pay dividends on the New Common Stock at any time in the foreseeable future.

        4. DEPENDENCE ON KEY PERSONNEL

           The success of the Debtors depends in material part upon the abilities and continued service of senior management and other key employees. Although the Debtors have proposed a retention bonus program designed to prevent the loss of key personnel (discussed in Section III.G hereof), there can be no assurance that the services of such officers and employees will be retained. Failure to retain the services of such officers and employees could have a material adverse effect on the Debtors' results of operations and financial condition.

        5. EMPLOYEE RELATIONS

           As discussed in Section II.A hereof, as of the Petition Date, the Debtors employed approximately 1,690 persons, and approximately 50% of this workforce are members of one of five unions. Also as discussed in Section III.A.5 hereof, in September 1999, over 400 production workers at Debtors' Bedford, Virginia plant had stopped work; in June 2000, the employees conditionally returned to work, subject to the parties' ongoing negotiations. The parties have reached a consensual resolution; on or about March 28, 2001, the workers at the Bedford plant agreed to the terms of a new collective bargaining agreement. Although the Debtors believe that their relations with both union and non-union employees are good, there can be no assurance that disruptions in labor supply will not occur in the future. Any such disruptions may have a significant negative impact on Debtors' financial position and results of operations.

        6. OPERATING CASH FLOW/ABILITY TO SERVICE PLAN OBLIGATIONS

           There can be no assurance that the operating cash flow of Debtors, after giving effect to operating requirements, will be adequate to service and repay as and when due the New 12% Notes to be given to the Holders of Allowed Class 3 Claims pursuant to the Plan. The ability of Debtors to repay or refinance their indebtedness may depend on their ability to obtain trade credit terms from their suppliers at historical support levels. Any adverse effects of the chapter 11 Cases may affect future periods as well.

        7. GOVERNMENT REGULATION

           Debtors' operations are subject to federal, state and local laws and regulations governing product safety, health, sanitation, environmental matters, and regulations regarding wages, hiring and employment practices. Debtors believe that they will have all licenses and approvals material to the operation of their business, and that their operations are in material compliance with applicable laws and regulations. However, the enactment of additional regulations could create further burdens on Debtors' operations, adversely affecting Debtors' ability to perform their obligations under the Plan.

B. BANKRUPTCY RISKS

        1. ALLOWANCE OF CLAIMS IN EXCESS OF ESTIMATED AMOUNTS

           If Administrative Claims or Priority Claims are determined to be Allowed Claims in amounts greatly exceeding Debtors' estimates, there may be inadequate Cash available on the Effective Date to pay such Claims and the Plan would not become effective.

        2. POTENTIAL EFFECT OF BANKRUPTCY ON CERTAIN RELATIONSHIPS

           The effect, if any, which these Cases may have upon any continued operations of Reorganized RBX cannot be accurately predicted or quantified. While the Debtors' reorganization will eliminate the uncertainty associated with any chapter 11 proceeding, some entities are uncomfortable doing business with a company that has sought bankruptcy relief. The Cases could adversely affect Reorganized RBX's relationships with their customers, suppliers and employees, resulting in a material adverse impact on Reorganized RBX's operations.

C. RISK FACTORS RELATING TO SECURITIES DISTRIBUTIONS

        1. LACK OF ESTABLISHED MARKET; ILLIQUIDITY

           The New Common Stock, New 12% Notes, New Warrants and Management Options will be issued pursuant to the Plan. There is no existing market for the New Securities. Under the Plan, Reorganized RBX will enter into a Registration Rights Agreement for the benefit of certain holders of New Common Stock and New 12% Notes whose sales of such securities might otherwise be restricted by the securities laws. Pursuant to the terms and conditions of the Registration Rights Agreement, Reorganized RBX will agree to register the sales by such holders of their New Common Stock and New 12% Notes with the United States Securities and Exchange Commission (the "SEC"). Under the Plan, Reorganized RBX will also use its commercially reasonable best efforts to cause the New Common Stock to be approved for listing on a national securities exchange or qualifying interdealer quotation system. It is uncertain whether the New Common Stock initially will be eligible or authorized for listing. However, an unlisted market may develop for either or both the New Common Stock and New 12% Notes. The prices at which the New Common Stock and the New 12% Notes may trade will depend upon a number of factors, including industry conditions, the performance of, and investor expectations for, Reorganized RBX and market factors, such as the number of holders who may wish to dispose of their securities to raise funds or recognize losses for tax purposes or otherwise. Holders of the New Securities may experience difficulty in reselling the New Securities or may be unable to sell them at all.

        2. DIVIDENDS

           The Debtors do not anticipate that dividends will be paid with respect to the New Common Stock.

        3. SECURITIES LAW ISSUES

           Except as provided under the Registration Rights Agreement, no registration statement will be filed under the federal Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws with respect to the issuance by Reorganized RBX of the

New Securities under the Plan. The Debtors believe that Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of the New Securities (other than the Management Options and any New Common Stock issuable upon exercise thereof) from registration under the Securities Act and state securities laws.

           Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if: (i) the securities are offered and sold under a plan of reorganization, (ii) such securities are of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan, and (iii) the recipients of the securities are issued such securities entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe that was sold in the manner specified in Section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe.

           The Debtors believe that the exemptions provided by Section 1145(a) of the Bankruptcy Code generally are available with respect to the issuance by Reorganized RBX under the Plan of the New Common Stock, the New 12% Notes, and the New Warrants. However, as the Management Options, and the shares of New Common Stock issuable upon exercise thereof, will not be issued in exchange for claims against or interests in the Debtors, these securities will not be eligible for the Section 1145(a) exemptions. Accordingly, any issuance of Management Options by Reorganized RBX under the Incentive Plan will be subject to registration under the Securities Act and applicable state securities laws unless exemptions from such laws are available. Although the Incentive Plan will be adopted by Reorganized RBX as of the Effective Date, no Management Options are anticipated to be issued until after such date. The Debtors believe that the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated by the SEC, and corresponding "private offering" exemptions available under state securities laws, will be available to Reorganized RBX.

               In general, all resales and subsequent transactions in the New Securities will be exempt from registration under the Securities Act pursuant to
Section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                a. persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

                b. persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

                c. persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

                d. a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

           Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under Section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan security or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any Plan security or would be a "dealer."

           Under Section 1145(b)(1) of the Bankruptcy Code, resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions." Although the term "ordinary trading transaction" has not been definitively defined, the staff of the SEC has indicated in this context that a transaction by such nonaffiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

                a. concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or concerted action by distributors on behalf of one or more such recipients in connection with such sales;

                b. the preparation or use of informational documents concerning the offering of the securities to assist in the resale of such securities other than a Bankruptcy Court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

                c. the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

           Securities Act Rule 144 exempts from registration under the Securities Act certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to Section 1145(c) of the Bankruptcy Code, the New Securities (other than the Management Options and New Common Stock issuable upon exercise thereof) will be unrestricted securities for purposes of Rule 144. Notwithstanding the foregoing, the securities laws may restrict the sale or other distributions by some holders of the New Securities. Reorganized RBX intends to enter into the Registration Rights Agreement with those holders of the New 12% Notes and New Common Stock whose distributions might otherwise be restricted. As of the date of this Disclosure Statement, the Debtors believe there are at least three (3) such holders.

           GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW SECURITIES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

           The Management Options, and shares of New Common Stock issuable pursuant to exercise of Management Options, are expected to be restricted securities. As such, they may not be offered or sold other than pursuant to registration under the Securities Act or an exemption therefrom. Transfer of such securities may also be subject to restrictions under the Incentive Plan.

           The New 12% Note Indenture may be required to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), prior to the issuance of the New 12% Notes by Reorganized RBX. Accordingly, the Debtors may be required to file an application to qualify the New 12% Note Indenture with, and the New 12% Note Indenture may be required to be qualified by, the SEC before the Plan can be consummated. Qualification of the New 12% Note Indenture would require that the indenture meet the requirements of the TIA and that the New 12% Note Trustee be free of conflicts of interest with respect to Reorganized RBX and the New 12% Notes. The TIA establishes certain procedures, rights and powers with respect to noteholders, the issuer and the trustee and provides that such procedures, rights and powers be made a part of a qualified indenture.

           If, as of the last day of the first fiscal year of Reorganized RBX following the distribution of the New Common Stock under the Plan, Reorganized RBX has both (i) 500 or more holders of record of the New Common Stock and (ii) total assets in excess of $10 million, Reorganized RBX will be required to register the New Common Stock under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). In addition, Reorganized RBX will be required to register the New Common Stock under the Exchange Act as a condition for the approval of the listing of the New Common Stock on a national securities exchange or qualifying interdealer quotation system, which listing Reorganized RBX is required under the Plan to use commercially reasonable best efforts to cause. If any class of Reorganized RBX's equity securities is registered under the Exchange Act, Reorganized RBX will be obligated to file periodic reports with the SEC, including an annual report on Form 10-K, quarterly reports on Form 10-Q, and reports of events reportable on Form 8-K and will be subject to proxy and other rules and regulations under the Exchange Act. Regardless of whether any of Reorganized RBX's securities are registered under the Exchange Act, pursuant to the New 12% Note Indenture, Reorganized RBX will file such periodic and current reports as if it were a reporting company under the Exchange Act.

                                      VII.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

           The following discussion summarizes material federal income tax consequences of the transactions that are described herein and in the Plan to the Holders of the Existing Securities and to the Debtors. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury Department regulations promulgated thereunder (the "Treasury Regulations"), judicial authority and current administrative rulings and practice now in effect. These authorities are all subject to change at any time by legislative, judicial or administrative action, and such change may be applied retroactively.

           Due to the lack of definitive judicial or administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the Internal Revenue Service (the "Service") as to any of such tax consequences and there can be no assurance that the Service will not challenge one or more of the tax consequences of the Plan described below.

           THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PERSONAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT WITH HIS, HER OR ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A. CONSEQUENCES TO CERTAIN HOLDERS OF CLAIMS

        1. CLASS 3 CLAIMS AGAINST THE DEBTORS

           (a) IN GENERAL. Pursuant to the Plan, each Holder of 12% Notes (Class
3) will receive in full satisfaction of such Claim a Pro Rata share of the New 12% Notes and a Pro Rata share of 95% of the New Common Stock. A Holder of an Allowed Claim in Class 3 will realize gain or loss for federal income tax purposes on such exchange equal to the difference between (i) the amount realized (i.e., the fair market value of the New 12% Notes and New Common Stock received) in respect of such Allowed Claim in Class 3, other than amounts (if any) allocable to certain accrued interest and (ii) such Holder's adjusted tax basis in such Allowed Claim (excluding any basis allocable to such accrued interest). In addition, such a Holder will realize gain or loss with respect to the receipt of cash in lieu of any fractional interest in a New 12% Note. For a discussion of accrued interest and certain other considerations, see also the discussion below entitled "Additional Tax Considerations for Holders of Allowed

Claims."

           Whether or not a Holder of an Allowed Claim in Class 3 will recognize gain or loss realized on the exchange of the 12% Notes for New 12% Notes and New Common Stock depends on whether the exchange constitutes a "reorganization" as that term is defined in Section 368 of the Tax Code. This determination, in turn, depends on whether a 12% Note constitutes a "security" for federal income tax purposes. Whether an instrument constitutes a security is based on all of the facts and circumstances. In particular, certain authorities have held that the length of the term of a debt instrument is a principal factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made an a current basis or accrued. Whether the 12% Notes constitute "securities" is unclear, although the 61-month term to maturity and the fact that they are secured obligations tend to indicate they may not constitute securities.

           If the 12% Notes are not treated as securities for federal income tax purposes, a Holder of an Allowed Claim in Class 3 should recognize the entire amount of gain or loss realized on the Holder's exchange of 12% Notes for New 12% Notes and New Common Stock. The Holder's basis in the New 12% Notes and New Common Stock then would equal their respective fair market values on the Effective Date, and the holding period for each would begin the day after the Effective Date.

           If the 12% Notes are treated as securities for federal income tax purposes, the exchange of the 12% Notes for New 12% Notes and New Common Stock should qualify as a reorganization pursuant to Section 368(a)(1)(E) of the Tax Code. AS A RESULT, A HOLDER WOULD NOT BE ALLOWED TO RECOGNIZE ANY LOSS ON THE EXCHANGE. A Holder also would not recognize any gain, unless the New 12% Notes do not constitute securities for federal income tax purposes. If the New 12% Notes do not constitute securities, a Holder of an Allowed Claim in Class 3 would be required to recognize in a reorganization any realized gain to the extent of the fair market value of the New 12% Notes received.

           The status of the New 12% Notes for federal income tax purposes likely will be the same as that of the 12% Notes. RBX currently intends to treat the 12% Notes and the New 12% Notes as securities, and the exchange by Holders of Allowed Claims in Class 3 as a reorganization, for federal income tax purposes. Nevertheless, no assurance can be given that either the 12% Notes constitute or the New 12% Notes will constitute securities, or that the exchange will be a reorganization. Accordingly, each Holder of an Allowed Claim in Class 3 should consult the Holder's tax advisor about these issues.

           If a Holder's exchange qualifies as part of a reorganization for federal income tax purposes, and if the New 12% Notes constitute securities for federal income tax purposes, a Holder's aggregate basis in New Common Stock and New 12% Notes would equal the Holder's basis in the 12% Notes exchanged (adjusted to reflect any income, gain or loss recognized with respect to accrued interest), and the aggregate basis would be allocated between the stock and notes received in accordance with their relative fair market values. If the exchange is part of a reorganization but the New 12% Notes do not constitute securities for federal income tax purposes, a Holder's aggregate basis in New Common Stock would equal the Holder's basis in the 12% Notes exchanged (adjusted to reflect any income, gain or loss recognized with respect to certain accrued interest), decreased by the fair market value of the New 12% Notes received and increased by the amount of gain recognized on the exchange. The Holder's basis in New 12% Notes received in the exchange, if they do not constitute securities but are received in a reorganization, would equal their fair market value on the Effective Date. The holding period for New Common Stock (excluding any portion allocable to certain accrued interest) received in a reorganization exchange would include the Holder's holding period for the 12% Notes, if they are held as a capital asset. The Holder's holding period for New 12% Notes received in the exchange (excluding any portion allocable to certain accrued interest) also would include the holding period for 12% Notes if they are held as a capital asset, unless the New 12% Notes do not constitute securities for federal income tax purposes, in which case the holding period for the New 12% Notes would begin the day after the Effective Date.

           If a Holder receives cash in lieu of a fractional interest in New 12% Notes, the Holder should be treated as receiving the fractional interest and then selling it for the amount of cash received. Accordingly, the preceding discussion addressing the amount of gain or loss recognized, and basis and holding period resulting from, the exchange of 12% Notes for New Common Stock and New 12% Notes applies as if the fractional portions were actually received. A Holder who receives cash in lieu of a fractional interest will recognize gain or loss equal to the difference between the Holder's basis allocable to the fractional interest and the amount of cash received.

           Depending on the Holder's particular circumstances, gain or loss recognized as described above may be capital gain or loss or ordinary income or loss for federal income tax purposes. Each Holder should consult the Holder's tax advisor regarding the allocation of any consideration to accrued interest, the amount of gain or loss recognized, the character of that gain or loss as capital or ordinary, and if the Holder acquired a 12% Note at a discount from its adjusted issue price, the application of the "market discount" rules.

           (b) ORIGINAL ISSUE DISCOUNT. In general, a debt instrument is considered for federal income tax purposes to be issued with original issue discount ("OID") if the "stated redemption price at maturity" of the instrument exceeds its "issue price" by more than a de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years from the date of issue to the maturity date).

           The issue price of a debt instrument will depend on whether a substantial amount of the debt instruments, or the property for which the debt instrument is exchanged, is treated as

"traded on an established market" at any time during the 60-day period ending 30 days after the Effective Date. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if (a) it is listed on (i) the New York Stock Exchange or certain other qualifying national securities exchanges, (ii) certain qualifying interdealer quotation systems, or (iii) certain qualifying foreign securities exchanges; (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value; or (c) price quotations are readily available from dealers, brokers or traders. If the New 12% Notes are traded on an established market, the issue price of the New 12% Notes will be the fair market value of the New 12% Notes on the issue date as determined by such trading. If the New 12% Notes are not traded on an established securities market but the 12% Notes are so traded, the issue price of the New 12% Notes will be the fair market value of the portion of the 12% Notes exchanged for New 12% Notes. If the 12% Notes and the New 12% Notes are not traded on an established market, the issue price of the New 12% Notes will be their stated principal amount.

           The stated redemption price at maturity of a debt instrument is the aggregate of all payments due to the holder under such debt instrument at or before its maturity date, other than stated interest that is actually and unconditionally payable in cash or other property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the instrument at certain specified rates ("qualified stated interest"). Under this definition, the New 12% Notes will be issued with OID because Reorganized RBX will pay interest in additional New 12% Notes for the first three years and, therefore, no interest payable with respect to the notes will be treated as qualified interest and all such interest will be included in the calculation of the stated redemption price at maturity. As a result, the stated redemption price at maturity of the New 12% Notes will exceed their issue price by more than the de minimis amount.

           In general, OID with respect to a debt instrument is includible in income on a constant yield method, based on the original yield to maturity of the debt instrument calculated by reference to the issue price, regardless of the taxpayer's method of accounting and regardless of when the interest on the debt instrument is actually paid in cash. Reorganized RBX will be required to furnish annually to the Service and to each U.S. holder of the New 12% Notes information regarding the amount of OID attributable to that year with respect to the New 12% Notes.

        2. CLASS 5 CLAIMS AGAINST THE DEBTORS

           Pursuant to the Plan, each Holder of a Class 5 Claim will receive in full satisfaction of such Claim a Pro Rata share of 5% of the New Common stock and a Pro Rata share of the New Warrants. A Holder of an Allowed Claim in Class 5 will realize gain or loss for federal income tax purposes on such exchange equal to the difference between (i) the amount realized (i.e., the fair market value of the New Common Stock and New Warrants received) in respect of such Allowed Claim (other than amounts allocable to certain accrued interest, if any) and (ii) such Holder's adjusted tax basis in such Allowed Claim (excluding any basis allocable to certain accrued interest). For a discussion of accrued interest and other considerations, see the discussion below entitled "Additional Tax Considerations for Holders of Allowed Claims."

           Class 5 Claims (excluding the 11 1/4% Notes) will not qualify as "securities," and the exchange of such Class 5 Claims for New Common Stock and New Warrants will not qualify as part of a "reorganization" for federal income tax purposes. Consequently, a Holder of such an Allowed Claim in Class 5 will recognize the gain or loss realized on the Holder's exchange of the Class 5 Claim for New Common Stock and New Warrants, the Holder's bases in the New Common Stock and New Warrants received will be their fair market values on the Effective Date, and the holding period for the New Common Stock and New Warrants will begin the day after the Effective Date.

           Whether a Holder of an Allowed Claim in Class 5 for an 11 1/4% Note will recognize gain or loss realized on the exchange of its claim for New Common Stock and New Warrants depends on whether the exchange constitutes a "reorganization" as that term is defined in Section 368 of the Tax Code. This determination, in turn, depends on whether the 11 1/4% Notes constitute "securities" for federal income tax purposes. Whether a debt instrument constitutes a security is based on all of the facts and circumstances. In particular, certain authorities have held that the length of the term of a debt instrument is a principal factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made an a current basis or accrued.

           The 11 1/4% Notes likely constitute securities for federal income tax purposes, because of their 10-year term to maturity, subordination, and unsecured status. Consequently, the exchange of 11 1/4% Notes for New Common Stock and New Warrants should qualify as a reorganization pursuant to Section 368(a)(1)(E) of the Tax Code. As a result, a Holder of 11 1/4 % Notes should not recognize any gain or loss realized with respect to the exchange of 11 1/4% Notes for New Common Stock and New Warrants (except with respect to certain accrued interest and cash that may be received in lieu of a fractional New Warrant). Such a Holder's aggregate basis in the New Common Stock and New Warrants received should equal the Holder's basis in the 11 1/4% Notes exchanged (adjusted to reflect any income, gain or loss recognized with respect to accrued interest), and the aggregate basis would be allocated between the stock and warrants in accordance with their relative fair market values. The holding period for the New Common Stock and New Warrants (except any portion allocable to certain accrued interest) should include the holding period for the 11 1/4% Notes, if they are held as a capital asset. If a Holder of an 11 1/4% Note receives cash in lieu of a fractional interest in a New Warrant, the Holder should be treated as receiving the fractional warrant and then selling it for the cash. The Holder therefore would recognize gain or loss on the deemed sale of the fractional warrant.

        3. CLASS 9 AND CLASS 10 INTEREST IN THE DEBTORS

           Pursuant to the Plan, all Preferred Equity Interests In The Parent (Class 9) and Common Equity Interests (Class 10) will be cancelled and each Person holding an Interest in Class 9 or Class 10 will receive no consideration for such Interests. A Holder of an Interest in Class 9 or Class 10 should recognize a "worthless stock" loss in an amount equal to the Holder's adjusted basis in the Holder's equity interest. A "worthless stock" loss is recognized by a holder of a corporation's stock for the taxable year in which such stock becomes worthless. If a Holder held such equity interest as a capital asset, the loss generally will be treated as a loss from the sale or exchange of such capital asset. The capital loss will be long-term if the equity interest was held by the Holder from more than one year and otherwise will be short-term. Capital losses generally are deductible only against capital gains plus, for a non-corporate taxpayer, $3,000 a year.

        4. ADDITIONAL TAX CONSIDERATIONS FOR HOLDERS OF ALLOWED CLAIMS

           (a) ACCRUED INTEREST. Regardless of whether a Holder of an Allowed Claim against a Debtor recognizes gain on the receipt of Cash or other property received in discharge of the Holder's Allowed Claim, such Holder generally will be treated as receiving an interest payment to the extent that the amount received is allocable to interest accrued on the Allowed Claim while the Holder has held the note or other claim. Accordingly, a Holder of an Allowed Claim who had not previously included such accrued interest in income would recognize taxable income with respect to such interest payment, and a Holder who had previously included such accrued interest in income would recognize additional income or loss equal to the difference between the Holder's basis in such interest (i.e., the amount, if any, of such accrued interest previously recognized as income by such Holder and not subsequently deducted as a bad debt) and the amount of the payment.

           The Plan does not provide for allocating consideration to accrued interest. Holders of Allowed Claims should consult their tax advisors to determine the extent, if any, to which the amount they receive for an Allowed Claim is allocable to accrued interest.

           (b) CHARACTER OF GAIN OR LOSS. The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss recognized by a Holder with respect to an Allowed Claim against a Debtor will be determined by a number of factors, including, but not limited to, the following:
(i) the tax status of the Holder, (ii) whether the obligation from which the Allowed Claim arose constitutes a capital asset of the Holder, (iii) whether the obligation from which the Allowed Claim arose has been held for more than one year or was purchased at a discount, (iv) whether the Holder is a financial institution or other entity entitled to special tax treatment under the U.S. federal income tax laws and (v) whether and to what extent the Holder has previously claimed a bad debt deduction in respect of the obligation from which the Allowed Claim arose. In addition, a substantial amount of time may elapse between the Effective Date and the date on which a Holder may receive a distribution under the Plan. Both the timing and ultimate amount of distribution is uncertain, and the delay in distributions may defer the recognition of gain or loss to the Holders. Holders should consult their own tax advisors to determine the U.S. federal, state, local and foreign income tax consequences of the receipt of distributions under the Plan.

B. CONSEQUENCES TO THE DEBTORS

        1. CANCELLATION OF INDEBTEDNESS INCOME

           Subject to certain exceptions, a debtor recognizes cancellation of debt ("COD") income upon satisfaction of its outstanding indebtedness equal to the excess of (i) the amount of the indebtedness discharged over (ii) the issue price of any new indebtedness issued, the amount of cash paid, and the fair market value of any other consideration (including stock of the debtor) transferred in satisfaction of the indebtedness. As discussed below, there is a bankruptcy exception to the recognition of COD income which will apply to the Debtors in connection with the Plan.

           A debtor is not required to include COD income in gross income if the debt discharge occurs under title 11 of the Bankruptcy Code. However, under the Tax Code the debtor must reduce its tax attributes as of the beginning of the next tax year (in general, first its net operating loss ("NOL") carryovers and then certain tax credits, capital loss carryovers, the tax basis of its assets, and foreign tax credits) by the amount of the COD income excluded from gross income by this exception. As an exception to the order of tax attribute reduction described above, a taxpayer can elect to reduce its tax basis in its depreciable assets first, then its NOL carryovers.

           The Debtors will realize COD income attributable to the satisfaction of certain Claims. Because the COD income will be realized in a case filed under the Bankruptcy Code, the Debtors will not be required to include the COD income in taxable income, but will be required to reduce their tax attributes. The Debtors anticipate that Reorganized RBX will first reduce their NOL carryovers by the amount of the COD income and then reduce their other tax attributes.

        2. LIMITATION ON NET OPERATING LOSS CARRYOVERS

           The Debtors' NOLs likely will be reduced to zero as a result of the COD income. In addition, Section 382 of the Tax Code likely would limit the use of remaining NOLs (or further reduce the NOLs).

           Pursuant to Section 382 of the Tax Code, and subject to certain exceptions discussed below, if there is an "ownership change" with respect to a corporation with NOL carryovers, such corporation will be subject to an annual limitation on its use of any NOL carryover incurred prior to the ownership change to offset taxable income earned after the ownership change (a "Section 382 Limitation"). The Section 382 Limitation on NOLs of a corporation that undergoes an "ownership change" as a result of an exchange of stock for debt in a bankruptcy proceeding generally will be equal to the product of (i) the net equity value of all of the corporation's stock immediately before the ownership change, increased by the increase in value resulting from the cancellation or surrender of creditors' claims in the transaction, and (ii) the long-term tax-exempt rate in effect when the ownership change occurs. The long-term tax-exempt rate is published monthly by the Treasury Department and is intended to represent current interest rates on long-term tax-exempt debt obligations.

           If a corporation that undergoes an ownership change has a "net unrealized built-in loss," subject to certain limitations, any "recognized built-in loss" during the five-year period beginning with the date of the ownership change is treated as a pre-change loss and is subject to the Section 382 Limitation described above. If the corporation has a "net unrealized built-in gain," subject to certain limitations, the Section 382 Limitation for any taxable year within the recognition period will be increased by the "recognized built-in gain" for such taxable year. A net unrealized built-in gain or net unrealized built-in loss exists to the extent the fair market value of the corporation's assets is more or less, respectively, than the aggregate adjusted tax basis of the assets immediately before an ownership change, provided that the resulting net unrealized built-in gain or net unrealized built in loss is greater than the lesser of (i) 15% of the fair market value of the corporation's assets or (ii) $10 million.

           In general, an ownership change occurs if the percentage of stock of the corporation owned actually or constructively by one or more "5% shareholders" increases by more than 50 percentage points on any "testing date" as compared to the lowest percentage of stock of the corporation owned by those 5% shareholders at any time during the statutory "testing period" (generally, the past three years or, if shorter, the period since the last ownership change). Generally, a "testing date" is any date on which there is a change in the ownership of stock that affects the percentage of stock ownership of a 5% shareholder. A "5% shareholder" is one who owns at least 5% of the stock of the corporation, and all stock owned by shareholders who are not 5% shareholders is generally treated as being owned by one 5% shareholder.

           Under the applicable Treasury Regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that has consolidated NOLs is generally measured by changes in the stock ownership of the parent corporation of the group. Although the determination of whether there is an ownership change is highly fact specific and may be dependent on circumstances which are difficult to accurately assess, the Debtors expect that an ownership change with respect to the Debtors will occur pursuant to the Plan, unless the "bankruptcy exception" applies. The bankruptcy exception may apply where at least 50% of a debtor's stock is owned by certain persons who were creditors (or shareholders) of the debtor. The bankruptcy exception might apply in the case. If it were to apply, however, the Debtors' NOLs would be reduced by much of the interest accrued on the 12% Notes during the year the Effective Date occurs and the prior three years.

        3. ALTERNATIVE MINIMUM TAX

           An alternative minimum tax ("AMT") must be paid by a corporation when and to the extent that its liability for AMT exceeds its regular tax liability. AMT is equal to 20% of alternative minimum taxable income ("AMTI") less certain allowable credits. AMTI generally equals taxable income, increased or decreased by certain adjustments and preference items. However, only 90% of AMTI can be offset with AMT NOL carryovers. AMT liability, regardless of the amount of available AMT NOL carryovers, will be at least 20% of the 10% (i.e., a rate of 2%) of AMTI that cannot be offset with AMT NOL carryovers. Therefore, even if Reorganized RBX has any NOLs after the reduction of tax attributes resulting from consummation of the Plan, it is likely that Reorganized RBX will have to pay U.S. federal income tax at a rate of at least 2% on its taxable income prior to reduction for NOLs.

        4. DEDUCTIBILITY OF INTEREST ON NEW 12% NOTES

           The New 12% Notes might constitute "applicable high yield debt obligations" under Section 163(i) of the Tax Code, because (i) the use of additional New 12% Notes to pay some interest of the New 12% Notes effectively causes the maturity of the New 12% Notes to exceed 5 years, (ii) the yield to maturity of the New 12% Notes might exceed the "applicable federal rate" plus 5 percent, and (iii) the New 12% Notes have significant OID. If the New 12% Notes are applicable high yield debt instruments, Reorganized RBX will not be able to deduct any interest until paid in cash and, to the extent the yield exceed the applicable federal rate plus 6 percent, a portion of the interest will never be deductible.

C. WITHHOLDING TAXES

           The Debtors will withhold all amounts required by law to be withheld from payments made under the Plan, including the withholding of employment taxes on payments deemed to be "wages" for tax purposes.

           A non-corporate Holder may be subject to backup withholding at the rate of 31 percent with respect to "reportable payments," which include payments in respect of dividends, interest or accrued OID, and the proceeds of a sale, exchange or redemption of debt instruments or stock (including an exchange pursuant to the Plan). The payor will be required to deduct and withhold the prescribed amounts if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required, (b) the Service notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to backup withholding, or (d) the Service has notified the payor that the payee is subject to backup withholding for failure to report interest and dividends. Amounts paid as backup withholding do not constitute an additional tax and are creditable against the payee's federal income tax liability, so long as required information is provided to the Service. To prevent backup withholding, a non-corporate Holder should provide a properly completed Form W-9 to the payor.

                                      VIII.

                          REQUIREMENTS FOR CONFIRMATION

           At the Confirmation Hearing, in order to confirm the Plan, the Bankruptcy Court will determine whether the requirements of Section 1129 of the Bankruptcy Code have been satisfied with respect to the Plan, in which event the Bankruptcy Court shall enter an order confirming the Plan.

           The requirements of Section 1129 relevant to the Plan are as follows:

                a. The Plan complies with the applicable provisions of the Bankruptcy Code.

                b. The proponents of the Plan comply with the applicable provisions of the Bankruptcy Code.

                c. The Plan has been proposed in good faith and not by any means forbidden by law.

                d. Any payment made or to be made for services or for costs and expenses in, or in connection with, the Cases, or in connection with the Plan and incident to these Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

                e. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors or a successor to the Debtors under the Plan and the appointment to or continuance in such office of such individual is consistent with the interests of Creditors, Interest Holders and with public policy.

                f. Each Person holding a Claim or Interest has either accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Person would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code. This requirement is commonly referred to as the "best interest of creditors test" or the "liquidation analysis."

                g. Each Class of Claims or Interests under the Plan has either accepted the Plan or is not impaired under the Plan. Alternatively, the Plan may be confirmed over the dissent of a Class of Claims or Interests if the "cramdown" requirements of the Bankruptcy Code, codified in
        Section 1129(b) of the Bankruptcy Code, are met.

                h. Except to the extent that the Holder of a particular Claim against the Debtors has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims and Priority Claims (other than Tax Claims) will be paid in full on the Effective Date of the Plan.

                i. At least one (1) Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider (as defined in Bankruptcy Code Section 101(31)) holding a Claim in such Class.

                j. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. This is commonly referred to as the "feasibility test."

                k. All bankruptcy fees have been paid.

                l. The Plan provides for the continuation of payment of retiree benefits as that term is defined in Bankruptcy Code Section 1114.

               The Debtors believe that the Plan satisfies all of the statutory requirements for confirmation of the Plan. Prior to the Confirmation Hearing, the Debtors will be required to submit extensive pleadings and evidence demonstrating that the Plan complies with all of the provisions set forth above. Sections 1 through 5 of this Article discuss some of the most important requirements of Bankruptcy Code Section 1129(a).

        1. ACCEPTANCES NECESSARY TO CONFIRM PLAN

           At the Confirmation Hearing, the Bankruptcy Court must determine, among other things, whether the Plan has been accepted by each impaired Class. Under Bankruptcy Code Section 1126, an impaired class of claims is deemed to have accepted a plan if a plan has been accepted by creditors of that class that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class held by creditors that have accepted or rejected the plan. Similarly, an impaired class of interests is deemed to have accepted a plan if the plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed equity interests of such class held by holders of such interests that have accepted or rejected the plan.

           Classes 1, 2, 3, 4, 5, and 6 are impaired Classes entitled to vote to accept or reject the Plan. (Classes 8, 9 and 10 receive nothing and so are conclusively presumed to have rejected the Plan.) In determining acceptances of the Plan, votes will only be counted if: (1) properly completed; (2) timely received; and (3) the holder's Claim or Interest is duly scheduled by

Debtors as other than disputed, contingent or unliquidated, or if the Creditor or Interest Holder has timely filed with the Bankruptcy Court a proof of Claim or Interest which has not been objected to, disallowed or suspended prior to computation of the votes on the Plan. The Ballot which you received does not constitute a proof of Claim or proof of Interest.

           In calculating whether a Creditor or Interest Holder has voted for or against the Plan, Debtors will not consider ballots which do not properly indicate an acceptance or a rejection.

           If you are in any way uncertain whether or not your Claim has been correctly scheduled, you should review Debtors' Schedules and any amendments thereto which are on file with the Bankruptcy Court. Do not contact the Debtors, the Committee, their attorneys or Bankruptcy Court staff with inquiries regarding the scheduling of your Claim or Interest. Any information they, or anyone else, may give that is inconsistent with the Schedules themselves is unauthorized, void and of no effect.

        2. BEST INTEREST OF CREDITOR TEST

           Confirmation requires, among other things, that each holder of a claim in an impaired class and each holder of an interest either: (i) accepts the Plan; or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is commonly referred to as the "Best Interests Test."

        A. CHAPTER 7

           To determine the value that the Holders of impaired Claims and Interests would receive if the Debtors were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. Bankruptcy Code section 704 requires a chapter 7 trustee to collect and reduce to money the property of the estate as expeditiously as is compatible with the best interests of parties in interest. In the case of the Debtors, the chapter 7 trustee(s) would be administrating estates made up largely of operating businesses.

           The Cash available for satisfaction of Allowed Claims would consist of the proceeds resulting from the disposition of the Debtors' assets, augmented by the Cash, if any, held by the Debtors at the time of the commencement of the chapter 7 case(s). Any such Cash amount would then be reduced by the amount of any claims secured by such assets, the costs and expenses of the liquidation and such additional administrative claims and other priority claims that may result from the use of chapter 7 for the purposes of liquidation.

           The costs of liquidation under chapter 7 would include fees payable to a trustee(s) in bankruptcy, as well as those that might be payable to his or her attorneys and to other professionals that such trustee(s) may engage, plus any unpaid expenses incurred by the Debtors during the chapter 11 cases that would be allowed in the chapter 7 cases, such as compensation for attorneys, appraisers, accountants or other professionals and costs and expenses of the Debtors and the Committee. Such administrative claims would have to be paid in Cash, in full from the liquidation proceeds before the balance of those proceeds could be made available to pay other Priority Claims and Allowed Unsecured Claims from the Cases.

        B. LIQUIDATION ANALYSIS

           To determine if the Plan is in the best interest of each impaired Class, the present value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties, after subtracting the amounts attributable to the foregoing Claims, is then compared with the value of the property offered to each such Class under the Plan. Based on such an analysis, the Debtors believe all Persons holding impaired Claims or Interests will receive at least as much or more under the Plan than in a chapter 7 liquidation. In a liquidation, all proceeds of the Debtors' businesses and assets (net of costs of sale and the trustee's fees, and if and to the extent such proceeds are encumbered) would be first applied to satisfy the DIP Facility Claims, and then to pay off the Prepetition Lender Claims and the 12% Noteholder Claims. As set forth in the liquidation analysis attached hereto as Exhibit 5, the liquidation value of Debtors' assets is less than the collective Secured Claims of the Prepetition Lenders and the 12% Noteholders. Although there may be some assets that are not encumbered by prepetition security interests or Liens of any Person (specifically, the Unencumbered Leases and the Neocork Interest, the aggregate value of which the Debtors estimate to be from $200,000 to $500,000), the Debtors do not believe that the aggregate value of said assets is more than the estimated sum of Administrative Claims, Tax Claims and Priority Claims that would have to be satisfied prior to general unsecured creditors receiving any residual value, and further, said assets are subject to any replacement liens in favor of the 12% Indenture Trustee. Therefore, as more fully discussed in Exhibit 5 hereto, no Class (other than Classes 1, 2, 3 and 4) would receive value from the liquidation of the Debtors' assets.

           Under the Plan, Holders of Class 1 Priority Claims and of Class 2 Prepetition Lender Claims will be paid in full as of the Effective Date. Class 3 has agreed to the treatment as provided under the Plan. To the extent Class 4 Claims are impaired, they will either receive the property securing their Claim or such treatment as will provide them the indubitable equivalent of their Claim, pursuant to Section 1129(b) of the Bankruptcy Code. Classes 5 and 6 would not be entitled to any distribution in a Chapter 7 and, therefore, are receiving more under the Plan than they would in a Chapter 7 liquidation.

        3. FEASIBILITY OF PLAN

           Section 1129(a)(11) of the Bankruptcy Code requires, as a condition to confirmation, that the Bankruptcy Court find that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed under the plan. This requirement is called "feasibility".

           The Debtors' analysis of the feasibility of the Plan is based upon the estimates of Claims made by the Debtors as discussed above. Given that distributions under the Plan are in the form of either Effective Date Cash payments funded by a new credit facility, it is unlikely that there will be insufficient Cash for the Plan to be feasible.

           In addition, attached hereto as Exhibit 4 are the Debtors' projections for postpetition operations.

        4. CLASSIFICATION

           In accordance with Bankruptcy Code Section 1122, the Plan provides for the classification of seven (7) Classes of Claims and two (2) Classes of Interests. Section 1122(a) permits a plan to place a claim or an interest in a particular class only if the claim or interest is substantially similar to the other claims or interests in that class. The Debtors believe that the classification of Claims and Interests under the Plan is appropriate and consistent with applicable law.

        5. CONFIRMATION OF PLAN WITHOUT NECESSARY ACCEPTANCES

           The Plan may be confirmed, even if it is not accepted by all of the impaired Classes of Creditors and Interest Holders, if the Bankruptcy Court finds that the Plan does not discriminate unfairly and is fair and equitable with respect to the Classes that are impaired and have not accepted the Plan. Provision for such confirmation is set forth in Bankruptcy Code Section 1129(b) and is commonly referred to as "cramdown".

           A. NO UNFAIR DISCRIMINATION

           A plan of reorganization "does not discriminate unfairly" if: (a) the legal rights of the non-accepting impaired class are treated in a manner that is consistent with the treatment of other classes whose legal rights are intertwined with those of the non-accepting class; and (b) no class receives payments in excess of that which it is legally entitled to receive for its allowed claim or allowed interest. The Debtors believe that under the Plan: (i) all impaired Classes of Claims and Interests are treated in a manner that is consistent with the treatment of other Classes of Claims and Interests with which their legal rights are intertwined, if any; and (ii) no Class of Claims or Interests will receive payments or property with an aggregate value greater than the aggregate value of the Allowed Claims or Allowed Interests in such Class. Although the substantive consolidation of the Estates, as provided for under the Plan, may raise the risk of unfair discrimination, the Debtors believe that such risk is only theoretical and speculative and that no unfair discrimination results from substantive consolidation for the reasons discussed in Section IV.E.3 hereof. Accordingly, the Debtors believe that Plan does not discriminate unfairly as to any impaired Class.

           B. FAIR AND EQUITABLE TEST

           The Bankruptcy Code establishes different "fair and equitable" tests for holders of secured claims, unsecured claims and interests as follows:

               (1) Secured Claims

           Either: (i) each holder of a secured claim (x) retains the lien securing its secured claim and receives on account of its allowed secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, or (y) realizes the "indubitable equivalent" of its allowed secured claim; or (ii) the property securing the claim is sold free and clear of liens, with such liens attaching to the proceeds, and the liens against such proceeds are treated in accordance with clause (i).

               (2) Unsecured Claims

           Either: (i) each holder of an unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim; or
(ii) the holders of claims and interests that are junior to the claims of the non-accepting class do not receive any property under the plan on account of such claims and interests.

               (3) Equity Interests

           Either: (i) such holder of an interest receives or retains property of a value equal to the greater of any fixed liquidation preference or fixed redemption price to which such holder is entitled, or the value of the interest; or (ii) the holders of any interests junior to the interests in the impaired class will not receive or retain any property under the plan.

           The cramdown provisions are complex and this summary is not intended to be a complete statement of the law in this area.

                                       IX.

                             EFFECT OF CONFIRMATION


A. BINDING EFFECT OF CONFIRMATION

           Confirmation will bind the Debtors, all Creditors, Interest Holders and other parties in interest to the provisions of the Plan whether or not the Claim or Interest of such Creditor or Interest Holder is impaired under the Plan and whether or not such Creditor or Interest Holder has accepted the Plan.

B. REVESTING

           Except as otherwise expressly provided in the Plan or the Confirmation Order, on the Effective Date, without any further action, Reorganized RBX will be vested with all of the property of the Debtors' Estates free and clear of all Claims, Liens and Interests, and may operate their businesses and may use, acquire or dispose of their assets free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court. Except as otherwise expressly provided in the Plan or Confirmation Order, all Rights of Action will be preserved, retained for enforcement solely and exclusively by and at the discretion of Reorganized RBX.

C. GOOD FAITH

           Confirmation of the Plan will constitute a finding that: (i) the Plan has been proposed in good faith and in compliance with applicable provisions of the Bankruptcy Code; and (ii) the solicitation of acceptances or rejections of the Plan by all Persons and the offer, issuance, sale, or purchase, of a security offered or sold under the Plan has been in good faith and in compliance with applicable provisions of the Bankruptcy Code.

D. NO LIMITATIONS ON EFFECT OF CONFIRMATION

           Nothing contained in the Plan will limit the effect of Confirmation as described in section 1141 of the Bankruptcy Code.

E. DISCHARGE OF CLAIMS

           The rights afforded under the Plan and the Confirmation Order and the treatment of Claims and Interests thereunder will be in exchange for, and in complete satisfaction, discharge and release of, all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from and after the Petition Date. Except as otherwise expressly provided in the Plan or the Confirmation Order, upon the occurrence of the Effective Date, the Debtors will be discharged, effective immediately, from any Claim and any "debt" (as that term is defined in Bankruptcy Code Section 101(12)), and the Debtors' liability in respect thereof will be extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest accrued and expenses incurred, if any, on any such debts, whether such interest accrued or such expenses were incurred before or after the Petition Date, and including, without limitation, any liability of a kind specified in Bankruptcy Code Sections 502(g), 502(h) and 502(i), whether or not a proof of claim was filed or is deemed filed under Bankruptcy Code Section 501, such Claim is allowed under Bankruptcy Code Section 502 or the Person holding such Claim has accepted the Plan. The discharge granted under the Plan, including Section 11.1 thereof, will void any judgment obtained against the Debtors or Reorganized RBX at any time, to the extent that such judgment relates to a discharged Claim.

                                       X.

                              ALTERNATIVES TO PLAN

           Debtors believe that, if the Plan is not confirmed or is not confirmable, the alternatives to the Plan include (a) conversion to chapter 7 and concomitant liquidation of Debtors' assets on a "forced sale" basis, or (b) an alternative plan of reorganization.

A. LIQUIDATION UNDER CHAPTER 7

           If no plan can be confirmed, Debtors' Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of Debtors for distribution to Creditors and Interest Holders in accordance with the priorities established by the Bankruptcy Code. For the reasons discussed above, Debtors believe that Confirmation of the Plan will provide each Holder of a Claim entitled to receive a distribution under the Plan with a recovery that is expected to be more than it would receive in a sale or liquidation under chapter 7 of the Bankruptcy Code.

B. ALTERNATE PLAN

           If the Plan is not confirmed, Debtors or, if Debtors' exclusivity period expires, any other party in interest, may be entitled to file a different plan. Such plan could involve another form of reorganization or an orderly liquidation of Debtors' assets under chapter 11. Debtors have explored various other alternative plans and determined that the Plan provides for the realization of the most value under the circumstances. Although an orderly liquidation under chapter 11 would be potentially more efficient than a chapter 7 liquidation, a chapter 11 liquidation would result in substantially lower recoveries than are expected under the Plan.

                                       XI.

                                   CONCLUSION

           The Debtors believe that the Plan is in the best interest of Creditors and urge Creditors to vote to accept the Plan.


Dated: May 11, 2001            RBX CORPORATION


                               By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer


                               RBX GROUP, INC.

                               By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer

                               RUBATEX CORPORATION

                               By: /s/ Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer


                               WALTEX CORPORATION

                               By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Office


                               GROENDYK MANUFACTURING COMPANY, INC.

                                   By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer


                               UPR DISPOSITION, INC.

                               By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer


                               UNIVERSAL RUBBER COMPANY

                               By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer


                               OLETEX, INC.

                               By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer

                               MIDWEST RUBBER CUSTOM MIXING CORP.

                               By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer


                               HOOVER-HANES RUBBER CUSTOM MIXING CORP.

                               By: /s/  Eugene Davis
                                   -------------------------------------------
                                   Name:  Eugene Davis
                                   Title: Chief Restructuring Officer

PRESENTED BY:

PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.
Laura Davis Jones
Debra Grassgreen
Jonathan J. Kim
919 North Market Street, 16th Floor
Wilmington, Delaware 19899-8705

Telephone: (302) 652-4100
Facsimile: (302) 652-4400


        -and-


HUNTON & WILLIAMS
Benjamin C. Ackerly (Bar No. 9120)
Robert S. Westermann (Bar No. 43294)
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA  23219
Telephone: (804) 788-8200
Facsimile: (804) 788-8218

Counsel for Debtors and Debtors in Possession

                                TABLE OF CONTENTS


                                                                                          PAGE
I.      INTRODUCTION AND OVERVIEW...........................................................1
        A.     Introduction.................................................................1
        B.     Disclaimers..................................................................2
        C.     An Overview Of The Chapter 11 Process........................................5
        D.     Plan Overview................................................................6
               1.     Summary Of The Plan...................................................6
        E.     Voting On The Plan..........................................................10
               1.     Who May Vote.........................................................10
               2.     How To Vote..........................................................11
        F.     Confirmation Of The Plan....................................................11
               1.     Generally............................................................11
               2.     Objections To Confirmation...........................................11

               3.     Hearing On Confirmation..............................................14

II.     HISTORY, ORGANIZATION AND ACTIVITIES OF DEBTORS....................................14
        A.     Description Of The Debtors..................................................14

III.    THE REORGANIZATION CASES...........................................................16
        A.     Factors Leading to Filing Of The Debtors' Bankruptcy Cases..................16
               1.     Initial Formation Of Parent And RBX Corp.............................16
               2.     Ensolite Acquisition.................................................17
               3.     The Debtors' Debt Structure..........................................18
               4.     Increased Role of AIP................................................22
               5.     Other Developments...................................................22
        B.     Commencement Of Cases.......................................................24
        C.     First Day Orders............................................................24
        D.     Retention Of Professionals..................................................25

                                TABLE OF CONTENTS
                                   (CONTINUED)



                                                                                          PAGE
        E.     Appointment Of Creditors Committee..........................................26
        F.     Employment Of Chief Restructuring Officer...................................26
        G.     Key Employee Retention and Severance Program................................27
        H.     Cash Collateral and DIP Financing...........................................27
        I.     Change of Venue.............................................................28
        J.     Claims Process And Bar Date.................................................28
        K.     Results Of Postpetition Operations..........................................29
        L.     Plan Negotiation............................................................30

IV.     DESCRIPTION OF THE PLAN............................................................30
        A.     Overview....................................................................31
        B.     Unclassified Claims.........................................................31
               1.     DIP Facility Claims..................................................31
               2.     Other Administrative Claims..........................................33
               3.     Tax Claims...........................................................34
        C.     Designation And Treatment Of Classes Of Claims..............................34
               1.     Class 1 -- Priority Claims...........................................34
               2.     Class 2 -- Prepetition Lender Claims.................................35
               3.     Class 3 -- 12% Noteholder Claims.....................................35
               4.     Class 4 -- Other Secured Claims......................................36
               5.     Class 5 -- General Unsecured Claims..................................37
               6.     Class 6 -- Claims of Critical Vendors................................38
               7.     Class 7..............................................................38
               8.     Class 8 -- Intracompany Claims And The AIP Claim.....................38
               9.     Class 9 -- Preferred Equity Interests In The Parent..................38
               10.    Class 10 -- Common Equity Interests in All Debtors...................39

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                          PAGE
        D.     Treatment Of All Contract And Unexpired Leases..............................39
               1.     Assumed Contracts And Unimpaired Contracts...........................39
               2.     Objections To Assumption Of Executory Contracts And Unexpired
                      Leases...............................................................40
                      a.     Objection Procedure Generally.................................40
                      b.     Objection Based On Grounds Other Than "Cure" Amount...........41
                      c.     Objection Based On "Cure" Amount..............................41
               3.     Objections To Schedule Of Unimpaired Contracts.......................42
               4.     Payment Related To Assumption Of Executory Contracts And
                      Unexpired  Leases....................................................42
               5.     Executory Contracts And Unexpired Leases To Be Rejected..............42
               6.     Bar Date For Rejection Damages.......................................43
        E.     Means For Implementation Of The Plan........................................43
               1.     Internal Reorganization..............................................43
               2.     Sources Of Funds.....................................................44
               3.     Substantive Consolidation............................................44
               4.     Potential Creation of Subsidiaries or Affiliates.....................46
               5.     Issuance Of New Securities...........................................47
               6.     Amended And Restated Charter And By-Laws.............................47
               7.     Management/Board Of Directors........................................47
               8.     Incentive Plan.......................................................48
               9.     Pension Plans And Other Retiree Benefits.............................48
               10.    Corporate Actions....................................................49
               11.    Affirmative Rights Of Action.........................................51
               12.    Preservation Of All Rights Of Action.................................52
               13.    Distributions........................................................53

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                          PAGE
                      a.     Distributions To Distribution Agent...........................53
                      b.     Distribution Agent............................................53
                      c.     Dates Of Distributions........................................53
                      d.     Distributions To 12% Noteholders And 11 1/4% Noteholders......54
                      e.     Manner Of Distribution........................................54
                      f.     Record Date...................................................54
                      g.     Undeliverable Distributions...................................54
                      h.     Distribution Of Unclaimed Property............................55
                      i.     Setoff........................................................55
               14.    Old Securities And Instruments.......................................56
                      a.     Surrender And Cancellation of Instruments.....................56
                      b.     Rights Of Persons Holding Old Securities......................56
               15.    Cancellation Of Liens................................................57
               16.    Fractional Securities And Rounding Of Payments.......................57
               17.    No De Minimus Distributions..........................................58
               18.    Compliance With Tax Requirements.....................................58
               19.    Litigation And Objection To Claims...................................58
                      a.     Rights Of Action..............................................58
                      b.     Objections To Claims And Other Rights Of Action...............59
                      c.     Treatment of Disputed Claims..................................59
               20.    Releases, Injunctions And Exculpation................................60
                      a.     Release Of Releasees By Debtors...............................60
                      b.     Release Of Released Parties...................................60
                      c.     Injunctions And Stays.........................................62
                      d.     Exculpation...................................................63

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                          PAGE
               21.    Indemnification Obligations..........................................64
                      a.     Post-Confirmation Indemnity Insurance.........................64
                      b.     Continuing Indemnifications...................................64
               22.    Dismissal Of Certain Proceedings.....................................65
        F.     Conditions Precedent To Plan Confirmation...................................65
        G.     Conditions Precedent To Plan Effectiveness..................................67
        H.     Retention Of Jurisdiction...................................................67
        I.     Dissolution Of The Committee................................................69
        J.     Services By And Fees For Professionals And Certain Parties..................69

V.      VALUATION AND PROJECTIONS..........................................................70
        A.     Assets......................................................................70
        B.     Liabilities.................................................................70
               1.     Administrative Claims................................................70
               2.     DIP Facility Claims..................................................70
               3.     Tax Claims...........................................................71
               4.     Priority Claims......................................................71
               5.     Prepetition Lenders Claims...........................................71
               6.     Claims of 12% Noteholders............................................71
               7.     Miscellaneous Secured Claims.........................................71
               8.     Cure Payments for the Assumption of Executory Contracts..............71
               9.     Critical Vendor Claims...............................................71
               10.    Unsecured Claims.....................................................72
               11.    Reclamation Claims...................................................72
        C.     Bar Date For Administrative Claims..........................................72
        D.     Funds To Be Distributed On The Effective Date...............................73

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                          PAGE
        E.     Projected Cash Balance On The Effective Date................................73
        F.     Post-Confirmation Projections...............................................73

VI.     RISK FACTORS.......................................................................74
        A.     Business Risks..............................................................74
               1.     Industry Conditions..................................................74
               2.     Reliance On Major Customers..........................................74
               3.     Financial Condition/Ability To Service Debt..........................75
               4.     Dependence On Key Personnel..........................................75
               5.     Employee Relations...................................................75
               6.     Operating Cash Flow/Ability To Service Plan Obligations..............76
               7.     Government Regulation................................................76
        B.     Bankruptcy Risks............................................................76
               1.     Allowance Of Claims In Excess Of Estimated Amounts...................76
               2.     Potential Effect Of Bankruptcy On Certain Relationships..............76
        C.     Risk Factors Relating To Securities Distributions...........................77
               1.     Lack Of Established Market; Illiquidity..............................77
               2.     Dividends............................................................77
               3.     Securities Law Issues................................................77

VII.    MATERIAL FEDERAL INCOME TAX CONSEQUENCES...........................................82
        A.     Consequences To Certain Holders Of Claims...................................83
               1.     Class 3 Claims Against The Debtors...................................83
               2.     Class 5 Claims Against The Debtors...................................88
               3.     Class 9 And Class 10 Interest In The Debtors.........................90
               4.     Additional Tax Considerations For Holders Of Allowed Claims..........90
        B.     Consequences To The Debtors.................................................91

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                          PAGE
               1.     Cancellation Of Indebtedness Income..................................91
               2.     Limitation On Net Operating Loss Carryovers..........................92
               3.     Alternative Minimum Tax..............................................94
               4.     Deductibility of Interest on New 12% Notes...........................94
        C.     Withholding Taxes...........................................................94

VIII.   REQUIREMENTS FOR CONFIRMATION......................................................95
               1.     Acceptances Necessary To Confirm Plan................................97
               2.     Best Interest Of Creditor Test.......................................98
                      a.     Chapter 7.....................................................98
                      b.     Liquidation Analysis..........................................99
               3.     Feasibility Of Plan.................................................100
               4.     Classification......................................................101
               5.     Confirmation Of Plan Without Necessary Acceptances..................101
                      a.     No Unfair Discrimination.....................................101
                      b.     Fair And Equitable Test......................................102

IX.     EFFECT OF CONFIRMATION............................................................103
        A.     Binding Effect Of Confirmation.............................................103
        B.     Revesting..................................................................103
        C.     Good Faith.................................................................103
        D.     No Limitations On Effect Of Confirmation...................................103
        E.     Discharge Of Claims........................................................103

X.      ALTERNATIVES TO PLAN..............................................................104
        A.     Liquidation Under Chapter 7................................................104
        B.     Alternate Plan.............................................................105

XI.     CONCLUSION........................................................................105